Exhibit 4.1

CONSTAR INTERNATIONAL INC.,

The NOTE GUARANTORS Party Hereto

AND

THE BANK OF NEW YORK,

as TRUSTEE

SENIOR SECURED FLOATING RATE NOTES DUE 2012

INDENTURE

Dated as of February 11, 2005

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Exhibits

EXHIBIT A-1	FORM OF FACE OF NOTE AND FORM OF REVERSE SIDE OF NOTE (Series A Note)

EXHIBIT A-2	FORM OF FACE OF NOTE AND FORM OF REVERSE SIDE OF NOTE (Series B Note)

EXHIBIT B	FORM OF SUPPLEMENTAL INDENTURE FOR ADDITIONAL NOTE GUARANTEES

EXHIBIT C	RECONCILIATION AND TIE BETWEEN THE TRUST INDENTURE ACT OF 1939 AND THE INDENTURE

EXHIBIT D-1	FORM OF REGULATION S CERTIFICATE

EXHIBIT D-2	CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION OF TRANSFER OF NOTES

EXHIBIT E	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS TO NON-QIB ACCREDITED INVESTORS

EXHIBIT F	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S

EXHIBIT G	FORM OF GUARANTEE

EXHIBIT H	FORM OF MORTGAGE

Schedules

SCHEDULE I	Mortgaged Property

SCHEDULE II	Leased Real Property

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INDENTURE, dated as of February 11, 2005, between Constar International Inc., a Delaware corporation (the “Company”), the Note Guarantors party hereto and The Bank of New York (the “Trustee”), as Trustee.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s Senior Secured Floating Rate Notes due 2012 issued hereunder.

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1. Definitions.

“Access, Use and Intercreditor Agreement” means the Access, Use and Intercreditor Agreement dated as of February 11, 2005, by and among Citicorp USA, Inc., as administrative agent for the Revolving Secured Parties (as defined in such agreement) under the Credit Agreement (as defined therein), Citibank N.A., London Branch, as security trustee for the Revolving Secured Parties, the Trustee, the Security Trustee, the Company and each of its Subsidiaries party thereto.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person; provided that Indebtedness that is redeemed, defeased, retired or otherwise repaid immediately upon consummation of the transaction by which such other Person is merged or consolidated with or becomes a Restricted Subsidiary of such Person shall not be Acquired Indebtedness.

“Additional Note Board Resolutions” means resolutions duly adopted by the Board of Directors of the Company and delivered to the Trustee in an Officers’ Certificate providing for the issuance of Additional Notes.

“Additional Note Guarantee” has the meaning assigned to it in Section 11.6.

“Additional Note Guarantor” has the meaning assigned to it in Section 11.6.

“Additional Note Supplemental Indenture” means a supplement to this Indenture providing for the issuance of Additional Notes duly executed and delivered by the Company, each Note Guarantor and the Trustee pursuant to Article IX.

“Additional Notes” has the meaning assigned to it in Section 2.11.

“Additional Notes Proceeds” has the meaning assigned to it in Section 12.4.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning assigned to it in Section 3.16(a).

“Agent Members” has the meaning assigned to it in Section 2.6(b).

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary;

(2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3) any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”), by the Company or any Restricted Subsidiary of:

(a) any Capital Stock (other than Capital Stock of the Company);

(b) all or substantially all of the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(c) any property or assets (other than cash, Cash Equivalents or property or assets referred to in clause (a) or (b) above) of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (including, without limitation, any property or assets received as non-cash consideration in connection with an Event of Loss).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Article IV;

(2) a disposition or series of related dispositions of assets with a Fair Market Value not to exceed $1.0 million in the aggregate;

(3) for purposes of Section 3.11 only, the making of a Restricted Payment permitted under Section 3.10 or a Permitted Investment;

(4) a disposition to the Company or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the disposition;

(5) foreclosure of a Lien incurred in accordance with this Indenture;

(6) the disposition of Receivables Assets pursuant to a Qualified Receivables Transaction for Fair Market Value thereof; provided that at least 75% of the consideration therefor consists of cash or Cash Equivalents received by the Company or a Restricted Subsidiary in connection therewith; and

(7) the granting of a license for intellectual property.

“Asset Sale Offer” has the meaning assigned to it in Section 3.11(c).

“Asset Sale Offer Amount” has the meaning assigned to it in Section 3.11(c).

“Asset Sale Offer Notice” means notice of an Asset Sale Offer made pursuant to Section 3.11, which shall be mailed, by the Company, first class, postage prepaid, to each record Holder as shown on the Note Register within 20 days following the 300th day after the receipt of Net Cash Proceeds of any Asset Sale, with a copy to the Trustee, which notice shall govern the terms of the Asset Sale Offer, and shall state:

(1) the circumstances of the Asset Sale or Sales, the Net Cash Proceeds of which are included in the Asset Sale Offer, that an Asset Sale Offer is being made pursuant to Section 3.11, and that all Notes that are timely tendered will, to the extent lawful, be accepted for payment;

(2) the Asset Sale Offer Amount and the purchase date (the “Asset Sale Offer Payment Date”), which date shall be a Business Day no earlier than 30 days nor later than 60 days from the date the Asset Sale Offer notice is mailed (other than as may be required by law);

(3) that any Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Asset Sale Offer Amount with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest from and after the Asset Sale Offer Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to the Asset Sale Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the date specified in the notice;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the date specified in the notice, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Asset Sale Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Asset Sale Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $1,000 or an integral multiple thereof;

(9) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.11.

“Asset Sale Offer Payment Date” has the meaning assigned to it under the definition of “Asset Sale Offer Notice” in this Section 1.1.

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock and (2) any Designation with respect to an Unrestricted Subsidiary.

“Authenticating Agent” has the meaning assigned to it in Section 2.2(d).

“Authority” means any national, federal, state, municipal or local government or quasi-governmental agency or authority.

“Bank Credit Facility” means one or more debt facilities, including the credit agreement dated as of the Issue Date among the Company, Citicorp USA, Inc., as administrative agent, Citigroup Global Markets Inc., as book manager and arranger, and the lenders named therein, and all amendments thereto, together with the related documents thereto (including, without limitation, any Guarantee agreements and security documents, in each case as such facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified, refinanced or replaced from time to time by one or more facilities), including any facility adding Subsidiaries of the Company as additional borrowers or guarantors thereunder or increasing amounts borrowed or available to be borrowed thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such facility(ies) or any successor or replacement facility(ies) and whether by the same or any other agent, lender or group of lenders or creditor or group of creditors.

“Bankruptcy Event of Default” means:

(1) the entry by a court of competent jurisdiction of: (i) a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any Bankruptcy Law or (ii) a decree or order (A) adjudging any Bankruptcy Party a bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, any Bankruptcy Party under any Bankruptcy Law, (C) appointing a Custodian of any Bankruptcy Party or of any substantial part of the property of any Bankruptcy Party, or (D) ordering the winding-up or liquidation of the affairs of any Bankruptcy Party, and in each case, the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days; or

(2) (i) the commencement by any Bankruptcy Party of a voluntary case or proceeding under any Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, (ii) the consent by any Bankruptcy Party to the entry of a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against any Bankruptcy Party, (iii) the filing by any Bankruptcy Party of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, (iv) the consent by any Bankruptcy Party to the filing of such petition or to the appointment of or taking possession by a Custodian of any Bankruptcy Party or of any substantial part of the property of any Bankruptcy Party of the Company, (v) the making by any Bankruptcy Party of an assignment for the benefit of creditors, (vi) the admission by any Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or (vii) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors.

“Bankruptcy Party” means the Company and any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary.

“Base Currency” has the meaning given such term in Section 14.16(b).

“Board of Directors” means, as to any Person, the Board of Directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

“Calculation Agent” has the meaning given such term in paragraph 1 in the Form of the Form of Reverse Side of Note contained in Exhibits A-1 and A-2.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP. For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) time deposits, demand deposits, certificates of deposit, eurodollar time deposits or bankers’ acceptances or overnight bank deposits, in each case maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Certificated Note” has the meaning assigned to it in Section 2.1(f).

“Change of Control” means the occurrence of one or more of the following events:

(1) any Person or Group (other than the Company or a Wholly Owned Restricted Subsidiary) is or becomes the “beneficial owner,” directly or indirectly, in the aggregate of 35% or more of the total voting power of the Voting Stock of the Company; or

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(3) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company, whether or not otherwise in compliance with this Indenture; or

(4) the Company consolidates with, or merges with or into, another Person, or the Company sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, determined on a consolidated basis, to any

Person, provided that this clause (4) shall not apply to a transaction where the Person or Persons that, immediately prior to such transaction, “beneficially owned” the outstanding Voting Stock of the Company are, by virtue of such prior ownership, the “beneficial owners” in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee person (or if such surviving or transferee Person is a direct or indirect wholly owned subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with this Indenture.

For purposes of this definition:

(a) “beneficial owner” shall have the meaning specified in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person or Group shall be deemed to have “beneficial ownership” of all securities that such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(b) “Person” and “Group” shall have the meanings for “person” and “group” as used in Sections 13(d) and 14(d) of the Exchange Act.

“Change of Control Offer” has the meaning assigned to it in Section 3.8(a).

“Change of Control Offer Notice” means notice of a Change of Control Offer made pursuant to Section 3.8, which shall be mailed, by the Company, first class, postage prepaid, to each record Holder as shown on the Note Register within 30 days following the date upon which a Change of Control occurred, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer and shall state:

(1) that a Change of Control has occurred, the circumstances or events causing such Change of Control and that a Change of Control Offer is being made pursuant to Section 3.8, and that all Notes that are timely tendered will, to the extent lawful, be accepted for payment;

(2) the Change of Control Payment, and the purchase date (the “Change of Control Payment Date”), which date shall be a Business Day no earlier than 30 calendar days nor later than 60 calendar days subsequent to the date such notice is mailed (other than as may be required by law);

(3) that any Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest from and after the Change of Control Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to tender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the date specified in the notice;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the date specified in the notice, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Change of Control Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Change of Control Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $1,000 or an integral multiple thereof;

(9) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on Schedule A thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.8.

“Change of Control Payment” has the meaning assigned to it in Section 3.8(a).

“Change of Control Payment Date” has the meaning assigned to it under the definition of “Change of Control Offer Notice” in this Section 1.1.

“Citigroup” means Citigroup Global Markets Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the Security Documents, including, without limitation, the Liens, if any, required to be granted pursuant to Sections 3.11, 3.14 and 3.15.

“Collateral Account” means the collateral account established by the Trustee pursuant to Article XII hereof.

“Commission” means the Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.

“Common Stock” means, for any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Company” means the party named as such in the introductory paragraph to this Indenture and its successors and assigns, including any Surviving Entity that becomes such in accordance with Article IV.

“Company Notice” has the meaning assigned to it in Section 10.6(b).

“Company Order” has the meaning assigned to it in Section 2.2(c).

“Condemnation” means any taking of the Collateral or any part thereof, in or by condemnation, expropriation or similar proceeding, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the permanent requisition of the use or occupancy of the Collateral, or any part thereof, by any Authority.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income of such Person for such period, plus or minus the following to the extent deducted or added, as the case may be, in calculating such Consolidated Net Income:

(1) Consolidated Income Tax Expense for such Person for such period; plus

(2) Consolidated Interest Expense for such Person for such period; plus

(3) Consolidated Non-cash Charges for such Person for such period; less

(4) (x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period and (y) all cash payments by such Person and its Restricted Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA for such Person in any prior period.

Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Restricted Subsidiary shall be added to Consolidated Net Income in calculating Consolidated EBITDA for such Person only:

(a) in proportion to the percentage of the total Capital Stock of such Restricted Subsidiary held directly or indirectly by the Company, and

(b) to the extent that a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary pursuant to its charter and bylaws and each law, regulation, agreement or judgment applicable to such distribution.

“Consolidated Fixed Charge Coverage Ratio” means, for any Person as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA for such Person for the four most recent full fiscal quarters of such Person for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”) to Consolidated Fixed Charges for such Four Quarter Period. For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933 for the period of such calculation to:

(1) the Incurrence or repayment (excluding revolving credit borrowings Incurred or repaid in the ordinary course of business for working capital purposes) or redemption of any Indebtedness or Preferred Stock of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof), including the Incurrence of any Indebtedness or Preferred Stock (and the application of the proceeds thereof) giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of such Four Quarter Period; and

(2) any Asset Sale Transaction or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such determination as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring Acquired Indebtedness and including, without limitation, by giving pro forma effect to any Consolidated EBITDA (provided that such pro forma Consolidated EBITDA shall be calculated in a manner consistent with the exclusions in the definition of Consolidated Net Income) attributable to the assets which are the subject of the Asset Sale Transaction or Asset Acquisition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition (including the Incurrence of any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(b) if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period; and

(c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreement or Currency Agreement, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, for any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such Person for such period, plus

(2) the product of:

(a) the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock of the Company, dividends paid to the Company or a Restricted Subsidiary and stock dividends paid to the Company and its Restricted Subsidiaries on a pro rata basis with any other shareholders of a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated U.S. federal, state and local tax rate of the such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, for any Person for any period, the provision for U.S. federal, state, local and non-U.S. income taxes payable by such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any Person for any period, the sum of, without duplication determined on a consolidated basis in accordance with GAAP:

(1) the aggregate of cash and non-cash interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation (whether or not interest expense in accordance with GAAP):

(a) any amortization or accretion of debt discount or any interest paid on Indebtedness in the form of additional Indebtedness,

(b) any amortization of deferred financing costs,

(c) the net costs under Interest Rate Agreements or Currency Agreements (including amortization of fees),

(d) all capitalized interest,

(e) the interest portion of any deferred payment obligation,

(f) commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances, and

(g) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) net after-tax gains (but not losses) from Asset Sale Transactions or abandonments or reserves relating thereto;

(2) net after-tax items classified as extraordinary gains and losses;

(3) for purposes of calculating Consolidated Net Income pursuant to Section 3.10(a)(4)(iii), the net income (or loss) of:

(a) any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary;

(b) a successor company prior to assuming the Company’s obligations under this Indenture and the Notes pursuant to Article IV;

(4) the net income (but not loss) of any Restricted Subsidiary to the extent that a corresponding amount could not be distributed to the Company at the date of determination as a result of any restriction pursuant to such Restricted Subsidiary’s charter or bylaws or any law, regulation, agreement or judgment applicable to any such distribution;

(5) the net income (but not loss) of any Person other than the Company, including if applicable, a Surviving Entity, or a Restricted Subsidiary, except to the extent distributed to the Company or a Restricted Subsidiary in cash;

(6) any increase (but not decrease) in net income attributable to minority interests in any Restricted Subsidiary;

(7) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and

(8) the cumulative effect of changes in accounting principles.

“Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries, less applicable depreciation, amortization and other valuation reserves, after deducting therefrom:

(1) all current liabilities, excluding intercompany items, and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash charges, expenses or losses of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge, expense or loss which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

“Contaminant” means any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. § 9601(14)), hazardous chemical (as that term is defined in 29 CFR § 1901.1200(c)) or hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)) (or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, polychlorinated biphenyls, asbestos and petroleum, including crude oil or any petroleum-derived substance, waste or breakdown or decomposition product thereof).

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration, or such other address in the Borough of Manhattan, City of New York as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office in the Borough of Manhattan, City of New York, of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning assigned to it in Section 8.1(c).

“Crown” means Crown Holdings, Inc. and any other Person, the Voting Stock of which is wholly owned directly or indirectly by Crown Holdings, Inc.

“Crown Agreements” means the following agreements between the Company or its Subsidiaries and Crown or its Subsidiaries as in effect on the Issue Date:

(1) Corporate Agreement;

(2) Non-Competition Agreement;

(3) Services Agreement;

(4) Salt Lake City PET Products Supply and Lease of Related Assets Agreement;

(5) Newark Component Supply and Lease of Related Assets Agreement;

(6) Voghera PET Preform Supply and Lease of Related Assets Agreement;

(7) Faba Supply Agreement;

(8) License Agreements;

(9) Benefits Allocation Agreement;

(10) Technical Services Agreement;

(11) Tax Sharing and Indemnification Agreement; and

(12) Lease Agreements.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning assigned to it in paragraph 1 of the Form of Reverse Side of Note contained in Exhibits A-1 and A-2.

“Deposit Event” has the meaning assigned to it in Section 12.2(a).

“Depositary” means, with respect to the Notes issuable in whole or in part in global form, the Person specified in Section 2.6(g) hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions or this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Designation” and “Designation Amount” have the meanings assigned to them in Section 3.12(a).

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the Notes; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting a Change of Control or an Asset Sale shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with Section 3.8 or Section 3.11, as the case may be.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary that is organized under the laws of the United States, any state or territory thereof or the District of Columbia or that Guarantees or otherwise provides credit support for (other than through a non-recourse pledge of Capital Stock to secure a Bank Credit Facility) Indebtedness of the Company or a Note Guarantor, excluding any Restricted Subsidiary with assets with a Fair Market Value of less than $500,000 and whose annual contribution to the Consolidated EBITDA of the Company (without giving effect to any restrictions on such Restricted Subsidiary’s ability to pay dividends or otherwise make distributions or advances to the Company) is less than $500,000.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Company that is a clearing agency registered under the Exchange Act.

“Environmental Laws” means all Legal Requirements imposing liability or standards of conduct for or relating to the protections of the environment, including, without limitation, (i) any actual or potential Release of any Contaminant into the environment; (ii) the required notification of same; (iii) preventive or remedial measures in connection with any event or occurrence referred to in clause (i) of this definition above; and (iv) the manufacturing, processing, use, handling, packaging, labeling, sale, storage, recycling, disposal, destruction, incineration or transportation of any Contaminant.

“Equity Offering” has the meaning assigned to it in paragraph 5 of the Form of Reverse Side of Note contained in Exhibits A-1 and A-2.

“Event of Default” has the meaning assigned to it in Section 6.1.

“Event of Loss” means, with respect to any Collateral, any material (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral or (3) forfeiture of Collateral in connection with a settlement in lieu of clause (2) above; provided, however, any of the foregoing shall not constitute an Event of Loss to the extent it relates to Collateral with a Fair Market Value not in excess of $1.0 million.

“Excess Loss Proceeds” has the meaning assigned to it in Section 3.14(b).

“Excess Proceeds” has the meaning assigned to it in Section 3.11(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Offer” means the offer that shall be made by the Company pursuant to the Registration Rights Agreement to exchange Series A Notes for Series B Notes.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by a Board Resolution.

“Final Memorandum” means the Company’s final offering memorandum dated February 3, 2005, whereby the Company offered $220,000,000 aggregate principal amount of Series A Notes.

“Foreign Person” has the meaning assigned to it in Section 2.6(c).

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” above.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States that are in effect as of the Issue Date.

“Global Note” means any Note issued in certificated form to DTC (or its nominee), as depositary for the beneficial owners thereof, and registered in the Note Register, which shall be substantially in the form of Exhibit A-1 or Exhibit A-2, with appropriate legends as specified in Section 2.6 and Exhibit A-1 or A-2, as applicable.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided, that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.

“Holder” means the Person in whose name a Note is registered in the Note Register.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the preceding). Indebtedness of any acquired Person or any of its Subsidiaries existing at the time such acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

“Indebtedness” means with respect to any Person, without duplication:

(1) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business;

(5) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof, other than obligations with regard to securing obligations (other than obligations in clauses (1) through (4) above or (6) through (9) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(6) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (7) through (9) below;

(7) all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Indebtedness so secured;

(8) all obligations under any Interest Rate Agreements or Currency Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a) if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and

(b) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value thereof.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of nationally recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Initial Purchasers” means Citigroup and Credit Suisse First Boston LLC.

“Institutional Accredited Investors” has the meaning assigned to it in Section 2.1(e).

“Intercreditor Agreements” means (i) any agreement entered into by the Trustee to acknowledge the rights of the holder of any Permitted Lien contemplated by clause (2) of the definition of “Permitted Liens” and to govern the relationship with respect to the applicable Collateral between the Trustee acting for the benefit of the Holders of the Notes and the holder of such Permitted Lien or Liens, and (ii) any other customary intercreditor agreement between the Trustee and any other secured creditor of the Company.

“interest” means, with respect to the Notes, interest and Registration Default Damages, if any.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes as specified in the Form of Face of Note contained in Exhibits A-1 and A-2.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include February 11, 2005 and end on and include May 14, 2005.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of interest hedging agreements of such Person.

“Investment” means, with respect to any Person, any:

(1) direct or indirect loan or other extension of credit (including, without limitation, a Guarantee) to any other Person,

(2) capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” shall exclude extensions of trade credit, accounts receivable or deposits, in each case arising in the ordinary course of business. “Invest,” “Investing” and “Invested” shall have corresponding meanings.

For purposes of Section 3.10, the Company shall be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which shall be equal to the Company’s portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Return” means, in respect of any Investment made after the Issue Date by the Company or any Restricted Subsidiary and treated as a Restricted Payment:

(1) the cash proceeds received by the Company upon the sale, liquidation or repayment of such Investment or, in the case of a Guarantee, the amount of the Guarantee upon the unconditional release of the Company and its Restricted Subsidiaries in full, less any payments previously made by the Company or any Restricted Subsidiary in respect of such Guarantee;

(2) in the case of the Revocation of the Designation of an Unrestricted Subsidiary, an amount equal to the lesser of:

(a) the Company’s Investment in such Unrestricted Subsidiary at the time of such Revocation;

(b) that portion of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of Revocation that is proportionate to the Company’s equity interest in such Unrestricted Subsidiary at the time of Revocation; and

(c) the Designation Amount with respect to such Unrestricted Subsidiary upon its Designation which was treated as a Restricted Payment; and

(3) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person, in the case of each of clauses (1), (2) and (3), up to the amount of such Investment that was treated as a Restricted Payment less the amount of any previous Investment Return credited in respect of such Investment.

“Issue Date” means February 11, 2005.

“Issue Date Notes” means the $220,000,000 aggregate principal amount of Notes originally issued on the Issue Date, and any replacement Notes issued therefor in accordance with this Indenture.

“Judgment Currency” has the meaning given such term in Section 14.16(b).

“Legal Defeasance” has the meaning assigned to it in Section 8.1(b).

“Legal Holiday” has the meaning assigned to it in Section 14.7.

“Legal Requirements” means, at any time, any and all judicial and administrative rulings and decisions, and any and all Federal, state and local laws, ordinances, rules, regulations, permits and certificates, of any Authority, in each case applicable, at such time to the Company or the Collateral (or the ownership or use thereof).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction shall be deemed to have Incurred a Lien on the property leased thereunder.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Loss Proceeds Offer” has the meaning assigned to it in Section 3.14(b).

“Loss Proceeds Offer Amount” has the meaning assigned to it in Section 3.14(b).

“Loss Proceeds Offer Notice” means notice of an Loss Proceeds Offer made pursuant to Section 3.14, which shall be mailed, by the Company, first class, postage prepaid, to each record Holder as shown on the Note Register within 20 days following the 360th day after the receipt of Net Loss Proceeds of any Event of Loss, with a copy to the Trustee, which notice shall govern the terms of the Loss Proceeds Offer, and shall state:

(1) the circumstances of the Event or Events of Loss, the Net Loss Proceeds of which are included in the Loss Proceeds Offer, that a Loss Proceeds Offer is being made pursuant to Section 3.14, and that all Notes that are timely tendered will, to the extent lawful, be accepted for payment;

(2) the Loss Proceeds Offer Amount and the purchase date (the “Loss Proceeds Offer Payment Date”), which date shall be a Business Day no earlier than 30 days nor later than 60 days from the date the Loss Proceeds Offer notice is mailed (other than as may be required by law);

(3) that any Notes or portions thereof not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Loss Proceeds Offer Amount with respect thereto, all Notes or portions thereof accepted for payment pursuant to the Loss Proceeds Offer shall cease to accrue interest from and after the Loss Proceeds Offer Payment Date;

(5) that any Holder electing to have any Notes or portions thereof purchased pursuant to the Loss Proceeds Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the date specified in the notice;

(6) that any Holder shall be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the date specified in the notice, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have such Notes or portions thereof purchased pursuant to the Loss Proceeds Offer;

(7) that any Holder electing to have Notes purchased pursuant to the Loss Proceeds Offer must specify the principal amount that is being tendered for purchase, which principal amount must be $1,000 or an integral multiple thereof;

(8) that any Holder of Certificated Notes whose Certificated Notes are being purchased only in part will be issued new Certificated Notes equal in principal amount to the unpurchased portion of the Certificated Note or Notes surrendered, which unpurchased portion will be equal in principal amount to $1,000 or an integral multiple thereof;

(9) that the Trustee will return to the Holder of a Global Note that is being purchased in part, such Global Note with a notation on the schedule of increases or decreases thereof adjusting the principal amount thereof to be equal to the unpurchased portion of such Global Note; and

(10) any other information necessary to enable any Holder to tender Notes and to have such Notes purchased pursuant to Section 3.14.

“Loss Proceeds Offer Payment Date” has the meaning assigned to it under the definition of “Loss Proceeds Offer Notice” in this Section 1.1.

“Material Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary under the Bank Credit Facility or any other Indebtedness with an outstanding principal amount of at least $10 million.

“Maturity Date” means February 15, 2012.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or deed to secure debt creating and evidencing a Lien on a Mortgaged Property, which shall be in substantially the form of Exhibit H hereto, with such schedules and including such provisions as shall be necessary to conform such document to applicable law or as shall be customary under applicable law.

“Mortgaged Property” means (1) the Real Property set forth on Schedule I hereto and (2) the additional Real Property, if any, which shall be subject to a Mortgage delivered after the Issue Date pursuant to Section 3.9(d), 3.11, 3.14 or 3.19 hereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales or brokerage commissions, and severance and relocation expenses);

(2) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any adjustment to the purchase price or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Event of Loss, net of the direct costs relating to such Event of Loss, including, without limitation:

(1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal, accounting and appraisal and insurance adjuster fees);

(2) taxes paid or payable in respect of such Event of Loss after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Event of Loss; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

“Note Custodian” means the custodian with respect to any Global Note appointed by DTC, or any successor Person thereto, and shall initially be the Trustee.

“Note Guarantee” means any guarantee of the Company’s Obligations under this Indenture and the Notes provided by a Restricted Subsidiary pursuant to this Indenture.

“Note Guarantor” means any Restricted Subsidiary which provides a Note Guarantee pursuant to this Indenture until such time as its Note Guarantee is released in accordance with this Indenture.

“Note Register” has the meaning assigned to it in Section 2.3(a).

“Notes” means any of the Company’s Senior Secured Floating Rate Notes due 2012 issued and authenticated pursuant to this Indenture.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnifications, reimbursements,

damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and the Note Guarantees, this Indenture.

“Officer” means, when used in connection with any action to be taken by the Company or a Note Guarantor, as the case may be, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Controller or the Secretary of the Company or such Note Guarantor, as the case may be.

“Officers’ Certificate” means, when used in connection with any action to be taken by the Company or a Note Guarantor, as the case may be, a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company or such Note Guarantor, as the case may be and delivered to the Trustee.

“Offshore Certificated Notes” has the meaning assigned to it in Section 2.1(e).

“Opinion of Counsel” means a written opinion of counsel, who, unless otherwise indicated in this Indenture, may be an employee of or counsel for the Company or any Note Guarantor, and who shall be reasonably acceptable to the Trustee.

“Outstanding” means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore canceled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes, or portions thereof, for the payment, redemption or, in the case of an Asset Sale Offer, Change of Control Offer or Loss Proceeds Offer, repurchase of which, money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company, a Note Guarantor or an Affiliate of the Company) in trust or set aside and segregated in trust by the Company, a Note Guarantor or an Affiliate of the Company (if the Company, such Note Guarantor or such Affiliate is acting as Paying Agent) for the Holders of such Notes; provided that, if the Notes (or portions thereof) are to be redeemed or repurchased pursuant to this Indenture, notice of such redemption or repurchase has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii) Notes which have been surrendered pursuant to Section 2.9 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company; and

(iv) solely to the extent provided in Article VIII, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Article VIII;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Pari Passu Indebtedness” means, with respect to any Person, Indebtedness of such Person unless, with respect to any item of Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding or any other agreement governing the terms of such Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to any other item of Indebtedness of such Person.

“Paying Agent” has the meaning assigned to it in Section 2.3(a).

“Permanent Regulation S Global Note” has the meaning assigned to it in Section 2.1(d).

“Permits” means all licenses, permits, variances and certificates issued by any Authority concerning the ownership, operation, improvement, use or occupancy of any Mortgaged Property (including, without limitation, business licenses, state health department licenses and licenses to conduct business).

“Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the Issue Date and any extension, development or expansion thereof to include any business similar, ancillary or complementary thereto.

“Permitted Indebtedness” has the meaning assigned to it in Section 3.9(b).

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary, or constituting a merger or consolidation, a transfer of all or substantially all of the assets or a liquidation of such Person into or to the Company or with or into a Restricted Subsidiary;

(2) Investments by any Restricted Subsidiary in the Company;

(3) Investments in cash and Cash Equivalents;

(4) any Investment existing on the Issue Date and any extension, modification or renewal of any Investments existing as of the Issue Date (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);

(5) Investments permitted pursuant to Section 3.16(b)(2) or (5);

(6) Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of non-cash consideration permitted to be received in connection with an Asset Sale made in compliance with Section 3.11;

(8) Investments made solely in the form of common equity of the Company constituting Qualified Capital Stock;

(9) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Interest Rate Agreement or Currency Agreement permitted under Section 3.9;

(11) Investments by the Company or any Restricted Subsidiary in a Receivables Entity in connection with a Qualified Receivables Transaction which does not constitute an Asset Sale by virtue of clause (6) of the definition thereof; provided, however, that any such Investments are made only in the form of Receivables Assets; and

(12) other Investments not to exceed $25 million at any one time outstanding.

“Permitted Liens” means any of the following:

(1) Liens in favor of the Company or the Note Guarantors;

(2) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property which is not leased property subject to such Capitalized Lease Obligation; and provided, further, that to the extent such Capitalized Lease Obligation is in respect of properties or assets that would constitute

Collateral under this Indenture or the Security Documents, the Indebtedness in respect of such Capitalized Lease Obligation shall have been incurred and outstanding under Section 3.9(b)(10);

(3) purchase money Liens securing Purchase Money Indebtedness Incurred to finance the acquisition of tangible assets of the Company or a Restricted Subsidiary used in a Permitted Business; provided that:

(a) the related Purchase Money Indebtedness shall not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired;

(b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition; and

(c) such Liens shall not (x) extend to any property or assets which constitute Collateral on the Issue Date or (y) following the Issue Date, extend to property or assets which would constitute Collateral pursuant to this Indenture or the Security Documents other than to the extent such Lien relates to Purchase Money Indebtedness incurred and outstanding under Section 3.9(b)(10);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(6) Liens securing Interest Rate Agreements or Currency Agreements that relate to Indebtedness that is Incurred in accordance with Section 3.9 and which Indebtedness is secured by the same assets as secure such Interest Rate Agreements or Currency Agreements;

(7) Liens existing on the Issue Date and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under Section 3.15 and which Indebtedness has been Incurred in accordance with Section 3.9; provided that such new Liens do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(8) Liens securing Acquired Indebtedness Incurred in accordance with Section 3.9 and not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition, merger or consolidation; provided that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary; and

(b) such Liens do not extend to or cover any property of the Company or any Restricted Subsidiary other than the property that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than the Liens securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(9) Liens on Receivables Assets or Capital Stock of a Receivables Subsidiary, in each case granted in connection with a Qualified Receivables Transaction;

(10) a non-recourse pledge of Capital Stock of an Unrestricted Subsidiary to secure a borrowing by such Unrestricted Subsidiary;

(11) Liens on assets of a Restricted Subsidiary (other than a Note Guarantor) organized outside of the United States, any state or territory thereof or the District of Columbia to secure Indebtedness of such Restricted Subsidiary permitted under Section 3.9;

(12) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(13) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith;

(14) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(15) judgment Liens not giving rise to an Event of Default;

(16) minor survey exceptions, minor encumbrances, easements, rights-of-way, zoning restrictions and other similar charges of encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(17) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the business of the Company and its Restricted Subsidiaries and do not materially and adversely affect the value of a material item of Collateral;

(18) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(19) Liens on licenses or sublicenses that do not materially interfere with the benefits to the Company or its Restricted Subsidiaries thereunder;

(20) Liens arising from filing Uniform Commercial Code financing statements regarding leases by the Company or any Subsidiary of assets of third parties;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(22) Liens on fixtures and personal property granted to landlords pursuant to leases to the extent such Liens are not yet due and payable;

(23) Liens incurred by the Company or any of its Restricted Subsidiaries in the ordinary course of business that in the aggregate secure obligations of not more that $10 million at any one time;

(24) customary provisions in joint venture or other similar agreements restricting the sale of transfer of the interest in such joint venture or other similar entity;

(25) Liens securing Indebtedness and other obligations under the Bank Credit Facility, provided, however, that such Lien shall not extend to any real property (whether a leasehold or fee interest), fixtures or equipment of the Company or any Note Guarantor or any additions and improvements thereto, proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any proceeds of any insurance, indemnity, warranty or guaranty payable to the Company or any Note Guarantor from time to time with respect to the foregoing, to the extent that such property or other assets would constitute Collateral under this Indenture or the Security Documents;

(26) Liens securing the Notes and the Note Guarantees; and

(27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Notwithstanding the foregoing, with respect to the Collateral, “Permitted Liens” shall not include the Liens described in clauses (2), (4) through (6), (14), (21), (23) through (25) and (27). With respect to Collateral, “Permitted Liens” shall be subject to the provisions of Section 13.1 hereof.

“Permitted Use” has the meaning set forth in Section 12.5.

“Person” means an individual, partnership, limited partnership corporation, company, limited liability company, unincorporated organization, trust, joint venture, or governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” means, in respect of any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Private Placement Legend” has the meaning assigned to it in Section 2.6(h).

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey, assign or otherwise transfer to a Receivables Entity any Receivables Assets to obtain funding for the operations of the Company and its Restricted Subsidiaries:

(1) for which no term of any portion of the Indebtedness or any other obligations (contingent or otherwise) or securities Incurred or issued by any Person in connection therewith:

(a) directly or indirectly provides for recourse to, or any obligation of, the Company or any Restricted Subsidiary in any way, whether pursuant to a Guarantee or otherwise, except for Standard Undertakings,

(b) directly or indirectly subjects any property or asset of the Company or any Restricted Subsidiary (other than Capital Stock of a Receivables Subsidiary) to the satisfaction thereof, except for Standard Undertakings, or

(c) results in such Indebtedness, other obligations or securities constituting Indebtedness of the Company or a Restricted Subsidiary, including following a default thereunder, and

(2) for which the terms of any Affiliate Transaction between the Company or any Restricted Subsidiary, on the one hand, and any Receivables Entity, on the other, other than Standard Undertakings and Permitted Investments, are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company, and

(3) in connection with which, neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve a Receivable Entity’s financial condition, cause a Receivables Entity to achieve certain levels of operating results, fund losses of a Receivables Entity, or except in connection with Standard Undertakings, purchase assets of a Receivables Entity.

“Qualifying Property” has the meaning assigned to it in Section 3.9(d).

“Real Property” means any interest in any real property or any portion thereof which retains the character of real property, whether owned in fee or leased or otherwise.

“Receivables Assets” means:

(1) accounts receivable, leases, conditional sale agreements, instruments, chattel paper, installment sale contracts, obligations, general intangibles, and other similar assets, in each case relating to inventory or services of the Company and its Subsidiaries,

(2) equipment and equipment residuals relating to any of the foregoing,

(3) contractual rights, Guarantees, letters of credit, Liens, insurance proceeds, collections and other similar assets, in each case related to the foregoing, and

(4) proceeds of all of the foregoing.

“Receivables Entity” means a Receivables Subsidiary or any other Person not an Affiliate of the Company, in each case whose sole business activity is to engage in Qualified Receivables Transactions, including to issue securities or other interests in connection with a Qualified Receivables Transaction, and whose sole assets consist of Receivables Assets and related assets.

“Receivables Subsidiary” means an Unrestricted Subsidiary of the Company that engages in no activities other than Qualified Receivables Transactions and activities related thereto and that is designated by the Board of Directors of the Company as a Receivables Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate.

“Record Date” has the meaning assigned to it in the Form of Face of Note contained in Exhibits A-1 and A-2.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption with respect thereto pursuant to this Indenture and the Notes.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary, to the extent that such Refinancing does not:

(1) result in an increase in the aggregate principal amount of the Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with:

(a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

(b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that:

(i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness of the Company,

(ii) if such Indebtedness being Refinanced is Indebtedness of a Note Guarantor, then such Indebtedness shall be Indebtedness of the Company and/or such Note Guarantor, and

(iii) if such Indebtedness being Refinanced is Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the Notes or the relevant Note Guarantee, if applicable, at least to the same extent and in the same manner as the indebtedness being Refinanced.

“Registrar” has the meaning assigned to it in Section 2.3(a).

“Registration Default Damages” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means the registration rights agreement dated February 11, 2005 among the Company, the Note Guarantors and the Initial Purchasers relating to the Notes.

“Regulation S” means Regulation S as promulgated under the Securities Act.

“Regulation S Global Note” has the meaning assigned to it in Section 2.1(d).

“Release” means any releasing, spilling, emitting, emptying, leaking, pumping, pouring, injecting, depositing, disposing, dumping, discharge, dispersing, leaching, escaping, emanating or migrating of any Contaminant in, on, into or onto the environment, including without limitation the movement of any Contaminant through or in the environment and the abandonment or discard of barrels, containers, tanks or other receptacles containing any Contaminant, other than Releases authorized or permitted under any Environmental Laws.

“Released Collateral” has the meaning assigned to it in Section 10.6(b).

“Released Monies” has the meaning assigned to it in Section 12.5.

“Remedial Action” means actions required under Environmental Laws to (i) clean up, remove or treat any Release in the indoor or outdoor environment; (ii) prevent or minimize the Release or threat of Release; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Replacement Assets” has the meaning assigned to it in Section 3.11(b).

“Representative Amount” means a principal amount of not less than U.S. $1 million for a single transaction in the relevant market at the relevant time.

“Restricted Payment” has the meaning assigned to it in Section 3.10(a).

“Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

“Revocation” has the meaning assigned to it in Section 3.12(c).

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” has the meaning assigned to it in Section 2.1(c).

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person (other than the Company or a Restricted Subsidiary) or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such property.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means the U.S. Security Agreement and the UK Security Agreement.

“Security Documents” means, collectively, the Security Agreements, the Mortgages and each other security agreement, mortgage, deed of trust, pledge, collateral assignment and other agreement or instrument, whether U.S. or U.K., evidencing or creating any security in favor of the Trustee, the Security Trustee, and any Holders in any or all of the Collateral, in each case, as amended or replaced from time to time in accordance with its terms.

“Security Trustee” means The Bank of New York (acting out of its London office) as trustee for itself and each of the other secured parties, pursuant to the UK Security Agreement, and any successor thereto.

“Series A Notes” means the Company’s Senior Secured Floating Rate Notes due 2012.

“Series B Notes” means notes issued by the Company hereunder containing terms identical to the Series A Notes (except (i) interest thereon shall accrue from the last date on which interest was paid on the Series A Notes or, if no such interest has been paid, from the date of original issuance, (ii) the legend or legends relating to transferability and other related matters set forth on the Series A Notes shall be removed or appropriately altered, and (iii) as otherwise set forth herein), to be offered to Holders of Series A Notes in exchange for Series B Notes pursuant to the Exchange Offer or any exchange offer specified in any registration rights agreement relating to the Additional Notes.

“Significant Restricted Subsidiary” means a Subsidiary of the Company constituting a “Significant Subsidiary” in accordance with Rule 1-02(w) of Regulation S-X under the Securities Act in effect on the Issue Date, except that for purposes of such determination a 5% threshold shall be used for all purposes rather than the 10% threshold stated in Rule 1-02(w).

“Special Record Date” has the meaning assigned to it in Section 2.10(a).

“Standard Undertakings” means representations, warranties, covenants, indemnities and similar obligations entered into by the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction, which are customary in similar non-recourse receivables securitization transactions and which do not cause any Indebtedness Incurred in connection therewith to constitute Indebtedness of the Company or any Restricted Subsidiary or a liability on the balance sheet of the Company or its Restricted Subsidiaries prepared in accordance with GAAP, including following a default thereunder.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subject Property” has the meaning assigned to it in Section 3.14(a).

“Subordinated Indebtedness” means, with respect to the Company or any Note Guarantor, any Indebtedness of the Company or such Note Guarantor, as the case may be which is expressly subordinated in right of payment to the Notes or the relevant Note Guarantee, as the case may be, including without limitation the Indebtedness Incurred by the Company and any Note Guarantor under the Indenture, dated as of November 20, 2002, among the Company, the Note Guarantors named therein, and Wells Fargo Bank Minnesota, N.A., as the trustee thereunder, as the same may be amended or supplemented from time to time.

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, more than 50% of the voting power of the other Person’s outstanding Voting Stock.

“Surviving Entity” has the meaning assigned to it in Section 4.1(a)(1)(ii).

“Telerate Page 3750” means the display designed as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

“Temporary Regulation S Global Note” has the meaning assigned to it in Section 2.1(d).

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as in effect on the date of this Indenture (except as otherwise provided in this Indenture).

“Transfer Restricted Security” means a Note that is a restricted security as defined in Rule 144(a)(3) under the Securities Act.

“Trust Monies” means all cash and Cash Equivalents received:

(1) as Net Cash Proceeds of Collateral, Net Loss Proceeds or Additional Notes Proceeds;

(2) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral by or on behalf of the Trustee pursuant to this Indenture or any of the Security Documents or otherwise; or

(3) otherwise pursuant to the terms of this Indenture or any Security Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer, Asset Sale Offer or Loss Proceeds Offer.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“UK Restricted Subsidiary” means any direct or indirect Restricted Subsidiary that is incorporated under the laws of the United Kingdom or any territory thereof or that Guarantees or otherwise provides credit support for (other than through a non-recourse pledge of Capital Stock to secure a Bank Credit Facility) Indebtedness of the Company or a Note Guarantor, excluding any Restricted Subsidiary with assets with a Fair Market Value of less than $500,000 and whose annual contribution to the Consolidated EBITDA of the Company (without giving effect to any restrictions on such Restricted Subsidiary’s ability to pay dividends or otherwise make distributions or advances to the Company) is less than $500,000.

“UK Security Agreement” means the debenture, dated as of the Issue Date, between the Security Trustee and Constar International U.K. Limited.

“Unrestricted Subsidiary” means Constar Ambalaj Sanayi Ve Ticaret A.S., any Receivables Subsidiary and any other Subsidiary of the Company Designated as such pursuant to Section 3.12. Any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of Section 3.12.

“U.S. Certificated Notes” has the meaning assigned to it in Section 2.1(e).

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. Legal Tender, at any time for the determination thereof, the amount of U.S. Legal Tender obtained by converting such foreign currency involved in such computation into U.S. Legal Tender at the spot rate for the purchase of U.S. Legal Tender with the applicable foreign currency as quoted by Reuters at approximately 10:00 A.M. (New York time) on the date not more than two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Security Agreement” means the U.S. Security Agreement, dated as of the Issue Date, among the Company, the Grantors (as defined therein) and the Trustee.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2) the sum of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of which all the outstanding Capital Stock (other than in the case of a Restricted Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by the Company or any other Person that would meet this definition of “Wholly Owned Restricted Subsidiary.”

Section 1.2. Incorporation by Reference of Trust Indenture Act. If any provision of this Indenture limits, qualifies or conflicts with the duties that would be imposed by any of Sections 310 to 317 of the TIA through operation of Section 318(c) thereof on any Person if this Indenture were qualified under the TIA, such imposed duties set forth in the TIA shall control.

The following TIA term used in this Indenture has the following meaning: “obligor” on the Notes and the Note Guarantees means the Company and the Note Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other TIA terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by Rules or Regulations of the Commission have the meanings assigned to them by such definitions.

Section 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation; and

(5) words in the singular include the plural and words in the plural include the singular.

ARTICLE II

THE NOTES

Section 2.1. Form and Dating.

(a) The Series A Notes and the Trustee’s certificate of authentication relating thereto shall be substantially in the form of Exhibit A-1 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange or DTC rule or usage in addition to those set forth in Exhibit A-1 hereto. The Series B Notes shall be substantially in the form of Exhibit A-2 hereto. Each Note shall be dated the date of its authentication. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. The Notes will be issued in fully-registered form without coupons, and only in denominations of $1,000 and any integral multiple thereof.

(b) The terms and provisions of the Notes, the forms of which are in Exhibit A-1 or Exhibit A-2, as applicable, shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company, the Note Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects. Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class.

(c) Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a single permanent global Note in registered form, substantially in the form of Exhibit A-1 hereto (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legend set forth in Section 2.6(h) hereof. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

(d) Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single temporary global Series A Note in registered form, substantially in the form of Exhibit A-1 hereto (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legend set forth in Section 2.6(h) hereof. At any time following 40 days after the later of the commencement of the offering of the Notes and the Issue Date, upon receipt by the Trustee and the Company of a duly executed certificate substantially in the form of Exhibit D-1 hereto, a single permanent Global Note in registered form substantially in the form of Exhibit A-1 hereto (the “Permanent Regulation S Global Note,” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) duly executed by the Company and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note transferred.

(e) Notes offered and sold to institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (“Institutional Accredited Investors”) shall be issued in the form of permanent U.S. certificated Notes in registered form in substantially the form set forth in Exhibit A-1 (the “U.S. Certificated Notes”). Securities issued pursuant to Section 2.6 hereof in exchange for interests in the Rule 144A Global Note or the Regulation S Global Note shall be in the form of permanent certificated Notes in registered form substantially in the form set forth in Exhibit A-1 (the “Offshore Certificated Notes”).

(f) The Offshore Certificated Notes and U.S. Certificated Notes are sometimes collectively herein referred to as the “Certificated Notes.” The Rule 144A Global Note and the Regulation S Global Note are sometimes referred to herein as the “Global Notes.”

Section 2.2. Execution and Authentication.

(a) Two Officers shall sign the Notes for the Company by manual or facsimile signature, with or without a corporate seal affixed thereon. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b) A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence, and the only evidence, that such Note has been duly and validly authenticated and issued under this Indenture.

(c) The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company (the “Company Order”) (i) Series A Notes for original issue on the Issue Date in the aggregate principal amount not to exceed $220 million and (ii) subject to Section 3.9, Additional Notes. The Trustee, upon receipt of a Company Order, shall authenticate Series B Notes; provided that such Series B Notes shall be issuable only upon the valid surrender for cancellation of Series A Notes of a like aggregate principal amount in accordance with the Exchange Offer or an exchange offer specified in any registration rights agreement relating to Additional Notes. Such Company Order shall specify the amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

(d) The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. Each authenticating Agent shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent and subject to supervision or examination by government or other fiscal authority. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 2.2, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 2.2.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section 2.2 without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 2.2, the Trustee may appoint a successor Authenticating Agent which shall be subject to acceptance by the Company. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 2.2.

(e) In case a Surviving Entity has executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the request of the Surviving Entity, be exchanged for other Notes executed in the name of the Surviving Entity with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Surviving Entity, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a Surviving Entity pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any

Notes, such Surviving Entity, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

Section 2.3. Registrar, Paying Agent and Calculation Agent.

(a) The Company shall maintain an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for registration of transfer or for exchange (the “Registrar”), where Notes may be presented for payment (the “Paying Agent”) and for the service of notices and demands to or upon the Company in respect of the Notes and this Indenture. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”). The Company may have one or more co-Registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. In addition, the Company shall appoint a Calculation Agent to determine the interest rate on the Notes as provided in paragraph 1 of the Notes.

(b) The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent, Calculation Agent or co-Registrar not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar, Paying Agent or Calculation Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any Note Guarantor may act as Paying Agent, Registrar, co-Registrar or transfer agent, but not as Calculation Agent.

(c) The Company initially appoints the Trustee at its Corporate Trust Office as Registrar, Paying Agent, Calculation Agent and agent for service of demands and notices in connection with the Notes and this Indenture, until such time as another Person is appointed as such.

Section 2.4. Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any Default by the Company or any Note Guarantor in making any such payment. If the Company or any Note Guarantor or an Affiliate of the Company or any Note Guarantor acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Note Guarantor) shall have no further liability for the money delivered to the Trustee. Upon any proceeding under any Bankruptcy Law with respect to the Company or any Note Guarantor or any Affiliate of the Company or any Note Guarantor, if the Company, a Note Guarantor or such Affiliate is then acting as Paying Agent, the Trustee shall replace the Company, such Note Guarantor or such Affiliate as Paying Agent.

Section 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company shall furnish to the Trustee, in writing at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6. Global Note Provisions.

(a) Transfer and Exchange Generally; Book-Entry Provisions. Upon surrender for registration of transfer of any Note to the Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.6, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 3.2 hereof. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Registrar, and the Notes shall be duly executed by the Holder thereof or his attorney duly authorized in writing. Except as otherwise provided in this Indenture, and in addition to the requirements set forth in the legend referred to in Section 2.6(h)(i) hereof, in connection with any transfer of Transfer Restricted Securities any request for transfer shall be accompanied by a certification to the Trustee relating to the manner of such transfer substantially in the form of Exhibit D-2 hereto.

(b) Book-Entry Provisions for the Global Notes. The Rule 144A Global Note and Regulation S Global Note initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for the Depositary and (iii) bear legends as set forth in Section 2.6(h) hereof.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Rule 144A Global Note or Regulation S Global Note, as the case may be, held on their behalf by the Depositary, or the Trustee as its custodian, or under the Rule 144A Global Note or the Regulation S Global Note, as the case may be, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Rule 144A Global Note or the Regulation S Global Note, as the case may be, for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

Transfers of the Rule 144A Global Note and the Regulation S Global Note shall be limited to transfers of such Rule 144A Global Note or Regulation S Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Beneficial interests in the Rule 144A Global Note and the Regulation S Global Note may be transferred in accordance with the applicable rules and procedures of the Depositary and the provisions of this Section 2.6. The registration of transfer and exchange of beneficial interests in a Global Note, which does not involve the issuance of a Certificated Note, shall be effected through the Depositary, in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor. The Trustee shall have no responsibility or liability for any act or omission of the Depositary.

At any time at the request of the beneficial holder of an interest in the Rule 144A Global Note or the Permanent Regulation S Global Note to obtain a Certificated Note, such beneficial holder shall be entitled to obtain a Certificated Note upon written request to the Trustee and the Note Custodian in accordance with the standing instructions and procedures existing between the Note Custodian and Depositary for the issuance thereof. Upon receipt of any such request, the Trustee, or the Note Custodian at the direction of the Trustee, will cause, in accordance with the standing instructions and procedures existing between the Depositary and the Note Custodian, the aggregate principal amount of the Rule 144A Global Note or Permanent Regulation S Global Note, as appropriate, to be reduced by the principal amount of the Certificated Note issued upon such request to such beneficial holder and, following such reduction, the Company will execute and the Trustee will authenticate and deliver to such beneficial holder (or its nominee) a Certificated Note or Certificated Notes in the appropriate aggregate principal amount in the name of such beneficial holder (or its nominee) and bearing such restrictive legends as may be required by this Indenture.

(c) Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Security to any Institutional Accredited Investor that is not a QIB (other than any Person that is not a U.S. Person as defined under Regulation S (such Non-U.S. Person, a “Foreign Person”)):

(i) the Registrar shall register the transfer of any Note, whether or not such Note bears the Private Placement Legend, if (x) (A) the requested transfer is at least two years after the later of the Issue Date of the Notes and (B) the proposed transferee has certified to the Registrar that the requested transfer is at least two years after last date on which such Note was held by an Affiliate of the Company, or (y) the proposed transferee has delivered to the Registrar (A) a certificate substantially in the form of Exhibit E hereto and (B) such certifications, legal opinions and other information as the Trustee and the Company may reasonably request to confirm that such transaction is in compliance with the Securities Act; and

(ii) if the proposed transferor is an Agent Member holding a beneficial interest in the Global Note, upon receipt by the Registrar of (x) the documents, if any, required by clause (i) and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Certificated Notes of like tenor and amount.

(d) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Security to a QIB (other than Foreign Persons):

(i) if the Note to be transferred consists of Certificated Notes or an interest in the Regulation S Global Note, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on a certificate substantially in the form of Exhibit D-2 stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who is a QIB within the meaning of Rule 144A and is aware that the sale to it is being made in reliance on Rule 144A; and

(ii) if the proposed transferee is an Agent Member, and the Note to be transferred consists of Certificated Notes or an interest in the Regulation S Global Note, upon receipt by the Registrar of the documents referred to in clause (i) and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the Certificated Notes or the interest in the Regulation S Global Note, as the case may be, to be transferred, and the Trustee shall cancel the Certificated Notes or decrease the amount of the Regulation S Global Note so transferred.

(e) Transfers of Interests in the Temporary Regulation S Global Note. The following provisions shall apply with respect to the registration of any proposed transfer of interests in the Temporary Regulation S Global Note:

(i) the Registrar shall register the transfer of an interest in the Temporary Regulation S Global Note if (x) the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit F stating, among other things, that the proposed transferee is a Foreign Person or (y) the proposed transferee is a QIB and the proposed transferor has checked the box provided for on a certificate substantially in the form of Exhibit D-2 stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A; and

(ii) if the proposed transferee is an Agent Member, upon receipt by the Registrar of the documents referred to in clause (i)(y) above and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the Temporary Regulation S Global Note to be transferred, and the Trustee, as Note Custodian, shall decrease the amount of the Temporary Regulation S Global Note.

(f) Transfers to Foreign Persons. The following provisions shall apply with respect to any transfer of a Transfer Restricted Security to a Foreign Person:

(i) the Registrar shall register any proposed transfer of a Note to a Foreign Person upon receipt of a certificate substantially in the form of Exhibit F hereto from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Company may reasonably request; and

(ii) (a) if the proposed transferor is an Agent Member holding a beneficial interest in the Rule 144A Global Note or the Note to be transferred consists of Certificated Notes, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note or cancel the Certificated Notes, as the case may be, to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the Certificated Notes to be transferred, and the Trustee shall decrease the amount of the Rule 144A Global Note.

(g) The Depositary. The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints DTC to act as Depositary with respect to the Global Note. Initially, the Rule 144A Global Note and the Regulation S Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Note Custodian for Cede & Co.

Notes in certificated form issued in exchange for all or a part of a Global Note pursuant to this Section 2.6 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Certificated Notes in certificated form to the persons in whose names such Notes in certificated form are so registered.

Certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests in the Rule 144A Global Note or the Permanent Regulation S Global Note, as the case may be, if at any time:

(i) the Depositary for the Notes notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Rule 144A Global Note or the Permanent Regulation S Global Note, as the case may be, and a successor Depositary is not appointed by the Company within 90 days after delivery of such notice; or

(ii) subject to the other provisions of this Section 2.6 and to the procedures of the Depositary, in the case of any beneficial owner, upon written request to the Depositary and the Trustee,

and the Company shall execute, and the Trustee shall, upon receipt of an authentication order in accordance with Section 2.2 hereof, authenticate and deliver Certificated Notes in an aggregate principal amount equal to the principal amount of the Rule 144A Global Note or the Permanent Regulation S Global Note, as the case may be, in exchange for such Global Notes.

(h) Legends. (i) Except as permitted by the following paragraphs (ii) and (iii), each Note certificate evidencing Global Notes and Certificated Notes (and all Notes issued in exchange therefor or substitution thereof) shall (x) be subject to the restrictions on transfer set forth in this Section 2.6 (including those set forth in the legend below) unless such restrictions on transfer shall be waived by written consent of the Company, and the Holder of each Transfer Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer and (y) bear the legend set forth below (the “Private Placement Legend”):

THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF

REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER, IF THE ISSUER SO REQUESTS, THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE GOVERNING THIS SECURITY CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING.

(ii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act:

(a) in the case of any Transfer Restricted Security that is a Certificated Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Security for a Certificated Note that does not bear the legend set forth in paragraph (i) above and rescind any restriction on the transfer of such Transfer Restricted Security; and

(b) in the case of any Transfer Restricted Security represented by a Global Note, such Transfer Restricted Security shall not be required to bear the legend set forth in (i) above, but shall continue to be subject to the provisions of Section 2.6(b) hereof; provided, however, that with respect to any request for an exchange of a Transfer Restricted Security that is represented by a Global Note for a Certificated Note that does not bear the legend set forth in paragraph (i) above, which request is made in reliance upon Rule 144, the Holder thereof shall certify in writing to the Registrar that such request is being made pursuant to Rule 144 (such certifications to be substantially in the form of Exhibit D-2 hereto).

(iii) Notwithstanding the foregoing, upon consummation of the Exchange Offer, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.2 hereof, the Trustee shall authenticate Series B Notes in exchange for Series A Notes accepted for exchange in the Exchange Offer, which Series B Notes shall not bear the legend set forth in paragraph (i) above, and the Registrar shall rescind any restriction on the transfer of such Series A Notes, in each case unless the Company has notified the Registrar in writing that the Holder of such Series A Notes is either (A) a broker-dealer, (B) a Person participating in the distribution of the Series A Notes or (C) a Person who is an affiliate (as defined in Rule 144A) of the Company.

(iv) Each Global Note, whether or not a Transfer Restricted Security, shall also bear the following legend on the face thereof:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(v) Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Note Custodian, the Depositary or by the National Association of Securities Dealers, Inc. in order for the Notes to be tradable on the PORTAL Market or tradable on

Euroclear or Clearstream or as may be required for the Notes to be tradable on any other market developed for trading of securities pursuant to Rule 144A or Regulation S under the Securities Act or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or canceled, all Global Notes shall be returned to or retained and canceled by the Trustee in accordance with Section 2.9 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Notes shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction. In the event of any transfer of any beneficial interest between the Rule 144A Global Note and the Regulation S Global Note in accordance with the standing procedures and instructions between the Depositary and the Note Custodian and the transfer restrictions set forth herein, the aggregate principal amount of each of the Rule 144A Global Note and the Regulation S Global Note shall be appropriately increased or decreased, as the case may be, and an endorsement shall be made on each of the Rule 144A Global Note and the Regulation S Global Note by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction or increase.

(j) General Provisions Relating to Transfers and Exchanges. (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer, fee or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 5.4 and 9.5 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Certificated Notes and Global Notes issued upon any registration of transfer or exchange of Certificated Notes or Global Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Certificated Notes or Global Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required:

(a) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 5.4 hereof and ending at the close of business on the day of selection; or

(b) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment of the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving all payments with respect to such Notes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Certificated Notes and Global Notes in accordance with the provisions of Section 2.2 hereof.

(viii) Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note), other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.7. Mutilated, Destroyed, Lost or Stolen Notes.

(a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute and upon Company Order the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code of the State of New York are met and the Holder satisfies any other reasonable requirements of the Trustee and the Company. Such Holder shall furnish an affidavit of loss and indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-Registrar from any loss that any of them may suffer if a Note is replaced, and, in the absence of notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously Outstanding.

(b) Upon the issuance of any new Note under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses of the Company (including the fees and expenses of the Trustee and counsel) in connection therewith.

(c) Every new Note issued pursuant to this Section 2.7 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Company, any Note Guarantor and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

(d) The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.8. Temporary Notes. Until definitive Notes are ready for delivery, the Company may execute and upon Company Order the Trustee will authenticate temporary Notes. Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company will prepare and execute and upon Company Order the Trustee will authenticate definitive Notes. After the preparation of definitive Notes, the temporary Notes will be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company will execute and upon Company Order the Trustee will authenticate and make available for delivery in exchange therefor one or more definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.9. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of cancelled Notes in accordance with a Company Order or return to the Company all Notes surrendered for registration of transfer, exchange, payment or cancellation. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Company Order.

Section 2.10. Defaulted Interest. When any installment of interest becomes Defaulted Interest, such installment shall forthwith cease to be payable to the Holders in whose names the Notes were registered on the Record Date applicable to such installment of interest.

Defaulted Interest (including any interest on such Defaulted Interest) may be paid by the Company, at its election, as provided in Section 2.10(a) or (b) below.

(a) The Company may elect to make payment of any Defaulted Interest (including any interest on such Defaulted Interest) to the Holders in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this Section 2.10(a). Thereupon the Company shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee of such Special Record Date and, in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent, first-class mail, postage prepaid, to each Holder at such Holder’s address as it appears in the registration books of the Registrar, not less than ten calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Holders in whose names the Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to Section 2.10(b).

(b) Notwithstanding Section 2.10(a), the Company may make payment of any Defaulted Interest (including any interest on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.10(b), such manner of payment shall be deemed practicable by the Trustee.

Section 2.11. Additional Notes. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture additional Notes (“Additional Notes”) having terms and conditions identical to those of the other Outstanding Notes, except that Additional Notes:

(i) may have a different issue date from other Outstanding Notes;

(ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other Outstanding Notes; and

(iii) may have terms specified in the Additional Note Board Resolution or Additional Note Supplemental Indenture for such Additional Notes making appropriate adjustments to this Article II and Exhibits A-1 and A-2 (and related definitions) applicable to such Additional Notes in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws) and any registration rights or similar agreement applicable to such Additional Notes, which are not adverse in any material respect to the Holder of any Outstanding Notes (other than such Additional Notes);

provided that no adjustment pursuant to this Section 2.11 shall cause such Additional Notes to constitute, as determined pursuant to an Opinion of Counsel, a different class of securities than the Issue Date Notes.

ARTICLE III

COVENANTS

Section 3.1. Payment of Notes.

(a) The Company shall pay the principal of and interest (including Defaulted Interest) on the Notes in U.S. Legal Tender on the dates and in the manner provided in the Notes and in this Indenture. Prior to 10:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. If the Company, a Note Guarantor or an Affiliate of the Company or a Note Guarantor is acting as Paying Agent, the Company, such Note Guarantor or such Affiliate shall, prior to 10:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, segregate and hold in trust U.S. Legal Tender sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be. Principal and interest shall be considered paid on the date due if on such date by 10:00 a.m. New York City time, the Trustee or the Paying Agent (other than the Company, a Note Guarantor or an Affiliate of the Company or a Note Guarantor) holds in accordance with this Indenture U.S. Legal Tender designated for and sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

(b) Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

(c) Wherever in this Indenture and in the Notes reference is made to the payment of interest on the Notes, such reference shall also be deemed to be a reference to Registration Default Damages to the extent payable under the Registration Rights Agreement.

Section 3.2. Maintenance of Office or Agency.

(a) The Company shall maintain each office or agency required under Section 2.3. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.3. Corporate Existence and Corporate Separateness. Subject to Article IV and Section 11.3, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 3.4. Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or for which it or any of them are otherwise liable, or upon the income, profits or property of the Company or any Restricted Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a liability or Lien upon the property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to effect such payment will not have a material adverse effect on the Company.

Section 3.5. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA § 314(a)(4).

Section 3.6. Further Instruments and Acts. The Company and each Note Guarantor will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper or as the Trustee may reasonably request to carry out more effectively the purpose of this Indenture.

Section 3.7. Waiver of Stay, Extension or Usury Laws. The Company and each Note Guarantor covenants (to the fullest extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Note Guarantor from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture. The Company and each Note Guarantor hereby expressly waives (to the fullest extent permitted by applicable law) all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 3.8. Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of the Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a Change of Control Offer Notice to each Holder, with a copy to the Trustee, offering to purchase the Notes as described above. This obligation will not continue after a discharge of the Company or defeasance from its obligations with respect to the Notes.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof in integral multiples of $1,000 properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent funds in an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate); provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

(d) The Company will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.8, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 3.9. Limitation on Incurrence of Additional Indebtedness.

(a) The Company will not, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, or Preferred Stock, except that:

(1) the Company and any Note Guarantor may Incur Indebtedness, including Acquired Indebtedness, and any Note Guarantor may Incur Preferred Stock, and

(2) any Restricted Subsidiary may Incur Acquired Indebtedness not Incurred in connection with, or in anticipation of, the relevant acquisition, merger or consolidation,

if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(b) Notwithstanding Section 3.9(a), the Company and its Restricted Subsidiaries, as applicable, may incur the following Indebtedness (“Permitted Indebtedness”):

(1) Indebtedness not to exceed $220 million in respect of the Notes (excluding Additional Notes);

(2) Guarantees by any Note Guarantor of Indebtedness of the Company or any other Note Guarantor permitted under this Indenture; provided that if any such Guarantee is of Subordinated Indebtedness, then the Note Guarantee of such Note Guarantor shall be senior to such Note Guarantor’s Guarantee of such Subordinated Indebtedness;

(3) Indebtedness Incurred by the Company and any Restricted Subsidiary pursuant to a Bank Credit Facility, including the issuance and creation of letters of credit and banker’s acceptances thereunder at any time outstanding not to exceed the greater of:

(i) $70 million, and

(ii) the sum of 80% of the net book value of the accounts receivable and 50% of the net book value of the inventory of the Company and its Restricted Subsidiaries at the date of determination (excluding accounts receivables or inventory pledged other than pursuant to the Bank Credit Facility or disposed of by the Company or a Restricted Subsidiary), less the amount of any permanent prepayments or reductions of commitments in respect of such Indebtedness made with the Net Cash Proceeds of an Asset Sale made after the Issue Date in order to comply with Section 3.11 and it being understood that the amount of Indebtedness permitted under this clause (b)(3) shall not be less than the amount specified in clause (b)(3)(ii) above and that amounts outstanding under the Bank Credit Facility on the Issue Date are deemed to be Incurred under this clause (b)(3);

(4) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date, excluding Indebtedness outstanding under clause (b)(2), (3), (5), (6), (7), (8) or (11);

(5) Indebtedness Incurred in connection with an Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes;

(6) intercompany Indebtedness or Preferred Stock between or among the Company and any of its Restricted Subsidiaries; provided that:

(i) if the Company or any Note Guarantor is the obligor on such Indebtedness or Preferred Stock, such Indebtedness or Preferred Stock must be expressly subordinated to the prior payment in full of all obligations under the Notes and this Indenture, in the case of the Company, or such Note Guarantor’s Note Guarantee, in the case of any such Note Guarantor, and

(ii) in the event that at any time any such Indebtedness or Preferred Stock ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness or Preferred Stock shall be deemed to be Incurred and not permitted by this clause (b)(6) at the time such event occurs;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three business days of Incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements, and performance, surety or appeal bonds, in the ordinary course of business (including letters of credit or banker’s acceptances in respect thereof);

(9) Refinancing Indebtedness in respect of:

(i) Indebtedness (other than Indebtedness owed to the Company or any Subsidiary) Incurred pursuant to paragraph (a) above, or

(ii) Indebtedness Incurred pursuant to clause (b)(1) or (b)(4) above;

(10) Capitalized Lease Obligations and Purchase Money Indebtedness that do not exceed the greater of:

(i) $15 million, and

(ii) 5% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of the date of determination in the aggregate at any one time outstanding;

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, excluding Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition;

(12) Indebtedness of the Company or a Restricted Subsidiary to the extent the net proceeds thereof are deposited concurrently to defease the Notes as described in Article VIII;

(13) Additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $25 million at any one time outstanding (which amount may, but need not, be Incurred in whole or in part under the Bank Credit Facility); and

(14) Indebtedness of any Restricted Subsidiary of the Company not organized under the laws of the United States, any state thereof or the District of Columbia in an aggregate principal amount not to exceed $25 million at any one time outstanding.

(c) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this Section 3.9:

(1) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

(2) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) above, the Company, in its sole discretion, will classify such item of Indebtedness or any portion thereof in any manner that complies with this covenant and may subsequently reclassify Indebtedness or any portion thereof that meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above among the types of Indebtedness so described, and such items of Indebtedness or any portion thereof will be treated as having been Incurred pursuant to only one paragraph or clause in this Section 3.9;

(3) accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.9; and

(4) the maximum amount of any category of Permitted Indebtedness that the Company or any Restricted Subsidiary may Incur will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies.

(d) In addition to the limitation imposed by this Section 3.9, any issuance of Additional Notes shall be subject to the further requirements that (a) 100% of the net proceeds of such issuance shall be applied to (i) finance improvements to the Collateral, (ii) finance the acquisition by the Company or a Note Guarantor of (x) additional domestic or United Kingdom real property (including leasehold interests), together with any facilities located thereon, and/or other property of the type that would constitute Collateral under this Indenture and the Security Documents (collectively, “Qualifying Property”) or (y) the Capital Stock of any Person that owns Qualifying Property, provided that (I) in the case of clause (x) such acquired property shall concurrently with the acquisition thereof become Collateral and (II) in the case of clause (y), (A) such Person shall become a Restricted Subsidiary of the Company and a Note Guarantor, (B) the principal amount of Additional Notes issued shall not exceed the 100% of the Fair Market Value of the Qualifying Property held by such Person and (C) such Qualifying Property shall concurrently with the acquisition of Capital Stock of such Person become Collateral, or (iii) Refinance Indebtedness Incurred by the Company to (x) finance improvements to the Collateral or (y) finance the acquisition of Qualifying Property or Capital Stock of a Person that owns Qualifying Property, provided that such Qualifying Property shall concurrently with the consummation of the Refinancing become Collateral and in the case of the acquisition of Capital Stock of any Person as described above, such Person shall become a Restricted Subsidiary and a Note Guarantor, (b) the existing Mortgages shall be amended prior to or contemporaneously with such additional issuance to increase the maximum amount secured by the Mortgages by an amount equal to the aggregate principal amount of the Additional Notes less the aggregate principal amount of Notes theretofore redeemed, discharged, defeased or repurchased and (c) the Company or a Note Guarantor shall, at its sole cost and expense, have performed all acts and executed any and all documents (including, without limitation, the authorization of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code or under any other statute, rule or regulation of any applicable federal, state, local or foreign jurisdiction, including any filings in local real estate land record offices, which are necessary or reasonably requested by the Trustee in order to grant and confirm the validity, perfection and first priority (subject to Permitted Liens) of the Liens in favor of the Trustee for the benefit of the Holders on such additional Collateral. Proceeds from issuances of Additional Notes shall be deposited in the Collateral Account pending application of such proceeds in accordance with the provisions of this paragraph (d), this Indenture and the Security Documents.

Section 3.10. Limitation on Restricted Payments.

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(1) declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(i) dividends or distributions payable in Qualified Capital Stock of the Company,

(ii) dividends or distributions payable to the Company and/or a Restricted Subsidiary, or

(iii) pro rata dividends or distributions to the Company and/or a Restricted Subsidiary and minority holders of Capital Stock of a Restricted Subsidiary;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company other than any Capital Stock owned by the Company or a Restricted Subsidiary;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness other than Indebtedness permitted under Section 3.9(b)(6) and other than any such purchase, defeasance, redemption, prepayment, decrease or other acquisition made in anticipation of satisfying a scheduled final maturity, scheduled principal installment or scheduled sinking fund payment, in each case, due within one year of the date of such payment; or

(4) make any Investment (other than Permitted Investments);

if at the time of the Restricted Payment immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.9(a); or

(iii) the aggregate amount (the amount expended for these purposes, if other than in cash, being the Fair Market Value of the relevant property) of the proposed Restricted

Payment and all other Restricted Payments made subsequent to the Issue Date up to the date thereof, less the aggregate amount of Investment Return on all Investments covered by that definition as of the date thereof, shall exceed the sum of:

(1) 50% of cumulative Consolidated Net Income or, if cumulative Consolidated Net Income is a loss, minus 100% of the loss, accrued during the period, treated as one accounting period, beginning with the first full fiscal quarter that follows the Issue Date to the end of the most recent fiscal quarter for which consolidated financial information of the Company is available; plus

(2) 100% of the aggregate net cash proceeds (including net cash proceeds received upon the conversion of non-cash proceeds) received by the Company from any Person from any:

(i) issuance and sale of Qualified Capital Stock of the Company or contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case, subsequent to the Issue Date, or

(ii) issuance and sale of any Indebtedness for borrowed money of the Company or any Restricted Subsidiary that has been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date (and, in the case of Indebtedness of a Restricted Subsidiary, at such time as it was a Restricted Subsidiary), excluding in each case, any net cash proceeds:

(x) received from a Restricted Subsidiary of the Company,

(y) used to redeem Notes under paragraph 5(b) of the Form of Reverse Side of Note contained in Exhibits A-1 and A-2, or

(z) applied in accordance with Section 3.10(b); plus

(3) $5 million.

(b) Notwithstanding Section 3.10(a), this Section 3.10 does not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the acquisition of any shares of Capital Stock of the Company or any Restricted Subsidiary,

(i) in exchange for Qualified Capital Stock of the Company, or

(ii) through the application of the net cash proceeds received by the Company from a substantially concurrent issuance or sale of Qualified Capital Stock of the Company or a contribution to the equity capital of the Company not representing an interest in Disqualified Capital Stock, in each case not received from a Restricted Subsidiary of the Company;

provided that the value of any such Qualified Capital Stock issued in exchange for such acquired Capital Stock and any such net cash proceeds shall be excluded from Section 3.10(a)(4)(iii)(2);

(3) the prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent issuance or sale, other than to a Restricted Subsidiary of the Company, of:

(i) Qualified Capital Stock of the Company, or

(ii) Refinancing Indebtedness for such Subordinated Indebtedness;

provided that the value of any Qualified Capital Stock issued in exchange for Subordinated Indebtedness and any net cash proceeds referred to above shall be excluded from Section 3.10(a)(4)(iii)(2);

(4) if no Default or Event of Default shall have occurred and be continuing, upon the occurrence of a Change of Control, the defeasance, redemption, repurchase or other acquisition of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof, plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made the Change of Control Offer with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control;

(5) if no Default or Event of Default shall have occurred and be continuing, in the event of an Asset Sale that requires an Asset Sale Offer, the defeasance, redemption, repurchase or other acquisition of any Subordinated Indebtedness at a purchase price not greater than 100% of the principal amount thereof, plus any accrued and unpaid interest thereon; provided that prior to such defeasance, redemption, repurchase or other acquisition, the Company has made an Asset Sale Offer with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection with, and pursuant to, such Asset Sale Offer; provided further that the amount applied to the defeasance, redemption, repurchase or other acquisition of such Subordinated Indebtedness shall not exceed the amount of Net Cash Proceeds available after compliance with the terms of this Indenture;

(6) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company or options, warrants or other securities exercisable or convertible into Common Stock of the Company from employees, officers or directors of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of the employees or directors or pursuant to employee stock purchase, deferred compensation or similar plans approved by the Board of Directors not to exceed $2.5 million in the aggregate in any calendar year;

(7) if no Default or Event of Default shall have occurred and be continuing, the acquisition in open market purchases of Capital Stock of the Company for matching contributions to its employee stock purchase and deferred compensation plans in the ordinary course of business;

(8) repurchases by the Company of Qualified Capital Stock of the Company or options, warrants or other securities exercisable or convertible into Qualified Capital Stock of the Company deemed to occur upon exercise of such options, warrants or other convertible securities if such Qualified Capital Stock, options, warrants or other securities represent a portion of the exercise price of such options, warrants or convertible securities;

(9) if no Default or Event of Default shall have occurred and be continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; and

(10) if no Default or Event of Default shall have occurred and be continuing, Restricted Payments not to exceed $1 million in the aggregate.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1) (without duplication for the declaration of the relevant dividend), (4), (6), (7), (9) and (10) of this Section 3.10(b) shall be included in such calculation and amounts expended (or deemed to be expended) pursuant to the other clauses of this Section 3.10(b) shall not be included in such calculation. In the event that a proposed Restricted Payment or any portion thereof meets the criteria of more than one of the clauses in the immediately preceding paragraph, the Company will be permitted to classify or reclassify such Restricted Payment or portion thereof as being within any one or more of such clauses in respect of which it meets the criteria.

Section 3.11. Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% (or 100% in the case of an Asset Sale of Collateral) of the consideration received for the assets sold or disposed of by the Company or the Restricted

Subsidiary, as the case may be, in the Asset Sale shall be in the form of any one or more of the following:

(i) cash or Cash Equivalents;

(ii) the assumption at the time of such Asset Sale by the purchaser of liabilities (other than Subordinated Indebtedness) of the Company and its Restricted Subsidiaries owed to Persons other than Affiliates of the Company as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect thereto;

(iii) marketable securities received by the Company and its Restricted Subsidiaries at the time of such Asset Sale that are converted into cash or Cash Equivalents by the Company and its Restricted Subsidiaries within 90 days of such Asset Sale;

(iv) assets (other than Capital Stock or current assets as determined in accordance with GAAP, except for current assets related to, and acquired in connection with, the acquisition of a business or of assets other than current assets) to be used by the Company or any Restricted Subsidiary in a Permitted Business (provided that any assets so acquired in connection with an Asset Sale of Collateral shall also constitute Collateral); or

(v) in the case of a sale or other disposition of Capital Stock of a Person other than a Subsidiary of the Company, Capital Stock of another Person that is not a Subsidiary of the Company immediately prior to such sale or other disposition; and

(3) if such Asset Sale is of Collateral, it complies with the applicable provisions of the Security Documents.

(b) The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any such Asset Sale within 300 days thereof to any one or more of the following:

(1) to the extent such Asset Sale is of assets or property that do not constitute Collateral, to repay Pari Passu Indebtedness of the Company or any Note Guarantor or Indebtedness of any Restricted Subsidiary that is not a Note Guarantor, in each case for borrowed money or constituting a Capitalized Lease Obligation and permanently reduce the commitments with respect thereto without Refinancing,

(2) to repay or repurchase and permanently reduce commitments with respect thereto without Refinancing Notes and, to the extent such Asset Sale is of assets or property that do not constitute Collateral, other Pari Passu Indebtedness of the Company or any Note Guarantor for money borrowed on a pro rata basis based on their respective aggregate principal amounts, or

(3) (i) to make capital expenditures or purchase from a Person other than the Company and its Restricted Subsidiaries assets (other than Capital Stock or current assets as determined in accordance with GAAP, except for current assets related to, and acquired in connection with, the acquisition of a business or of assets other than current assets) to be used by the Company or any Restricted Subsidiary in a Permitted Business, or

(ii) to purchase Capital Stock of a Person engaged in a Permitted Business that will become, upon purchase, a Restricted Subsidiary or purchase all or substantially all of the assets of a business or division, which assets will be owned by the Company or a Restricted Subsidiary, in each case from a Person other than the Company and its Restricted Subsidiaries (collectively, with the capital expenditures and the assets purchased pursuant to clause (i), the “Replacement Assets”);

provided that to the extent such Net Cash Proceeds were received from an Asset Sale of assets or property that constituted Collateral, any Replacement Assets (including the assets or property of any Person acquired) so acquired pursuant to clause (3) of this Section 3.11(b) with such Net Cash Proceeds of an Asset Sale of Collateral shall be owned by the Company or a Note Guarantor and shall not be subject to any Liens other than Permitted Liens and the Company or such Note Guarantor shall execute and deliver to the Trustee such Security Documents or other instruments as shall be reasonably necessary to cause such Replacement Assets to become Collateral subject to the Lien of the applicable Security Documents.

(c) To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied within the 300 days of the Asset Sale as described in clause (1), (2) or (3) of Section 3.11(b) (such unapplied Net Cash Proceeds, the “Excess Proceeds”), the Company will make an offer to purchase Notes (the “Asset Sale Offer”), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Asset Sale Offer Amount”). Pursuant to an Asset Sale Offer, (1) to the extent that such Excess Proceeds resulted from an Asset Sale involving assets constituting Collateral, the Company shall purchase from all tendering Holders on a pro rata basis that principal amount of Notes to be purchased equal to such Excess Proceeds and (2) to the extent that such Excess Proceeds resulted from an Asset Sale involving assets other than Collateral, the Company shall purchase from all tendering Holders on a pro rata basis, and, at the Company’s option, on a pro rata basis with the holders of any other Pari Passu Indebtedness, that principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of Notes and the other Pari Passu Indebtedness to be purchased equal to such Excess Proceeds.

(d) The Company may defer an Asset Sale Offer until there is an aggregate amount of Excess Proceeds from one or more Asset Sales equal to or in excess of $10 million. At that time, the entire amount of Excess Proceeds, and not just the amount in excess of $10 million, shall be applied as required pursuant to this Section 3.11. Pending application in accordance with this Section 3.11 and subject to Section 12.3, Net Cash Proceeds may be applied to temporarily reduce revolving credit borrowings which can be reborrowed or invested in Cash Equivalents.

(e) Each Asset Sale Offer Notice will be mailed, by the Company, first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following such 300th day, with a copy to the Trustee offering to purchase the Notes as described above. Upon receiving an Asset Sale Offer Notice, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash.

(f) On the Asset Sale Offer Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer;

(2) deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(g) To the extent Holders and holders of other Pari Passu Indebtedness, if any, which are the subject of an Asset Sale Offer properly tender and do not validly withdraw Notes or the other Pari Passu Indebtedness in an aggregate amount exceeding the amount of Excess Proceeds, the Company will purchase the Notes and to the extent permitted by Section 3.11(c) the other Pari Passu Indebtedness on a pro rata basis (based on amounts tendered). If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to an Asset Sale Offer will be cancelled and cannot be reissued.

(h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.11, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under this Section 3.11 by virtue of such conflict.

(i) Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds will be reset at zero. To the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to an Asset Sale Offer is less than the aggregate amount of Excess Proceeds, the Company may use any remaining Net Cash Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries and such proceeds shall cease to constitute Collateral.

(j) If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 3.11 within 300 days of conversion or disposition.

Section 3.12. Limitation on Designation of Unrestricted Subsidiaries.

(a) The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with Section 3.16; and

(2) except for the Designation of a Subsidiary with less than $1,000 in total assets in which the Company and its Restricted Subsidiaries have made Investments of no more than $1,000, the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) in accordance with Section 3.10 in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.

(b) Neither the Company nor any Restricted Subsidiary will at any time:

(1) provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

(2) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(3) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of any Unrestricted Subsidiary.

(c) The Company may revoke any Designation of a Subsidiary (other than a Receivables Subsidiary) as an Unrestricted Subsidiary (a “Revocation”) only if:

(1) No Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

(d) The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company, delivered to the Trustee certifying compliance with the preceding provisions.

Section 3.13. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in Section 3.13(b), the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(2) make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) Section 3.13(a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order;

(2) this Indenture, the Notes and the Note Guarantees;

(3) contractual restrictions or encumbrances as in effect on the Issue Date, including under the Bank Credit Facility, and any amendments, restatements, renewals, replacements or refinancings thereof; provided that any amendment, restatement, renewal, replacement or refinancing is not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in existence on the Issue Date;

(4) customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset which secures Indebtedness secured by a Lien, in each case permitted to be Incurred under this Indenture;

(5) any instrument governing Acquired Indebtedness not Incurred in connection with, or in anticipation or contemplation of, the relevant acquisition merger or consolidation, which encumbrances or restrictions are not, following the acquisition, merger or consolidation, applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

(6) restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(7) customary restrictions imposed on the transfer of copyrighted or patented materials;

(8) Indebtedness of any Restricted Subsidiary not organized under the laws of the United States, any state thereof or the District of Columbia permitted to be Incurred subsequent to the Issue Date under Section 3.9, which encumbrances or restrictions are only applicable to such Restricted Subsidiary;

(9) restrictions on cash or other deposits imposed by landlords, customers or suppliers in contracts in the ordinary course of business to secure the performance of any Restricted Subsidiary thereunder; or

(10) an agreement governing Indebtedness Incurred to Refinance the Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (2) or (5) of this Section 3.13(b); provided that such Refinancing agreement is not materially more restrictive with respect to such encumbrances or restrictions than those contained in the agreement referred to in such clause (2) or (5).

Section 3.14. Events of Loss.

(a) In the event of an Event of Loss with respect to any Collateral, the Company may apply the Net Loss Proceeds from such an Event of Loss, within 360 days after receipt, at its option:

(1) to the rebuilding, repair, replacement or construction of improvements to the affected asset or property (the “Subject Property”),

(2) to make capital expenditures with respect to Collateral or to acquire properties or assets that will constitute Collateral and be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related, ancillary or complementary thereto, or

(3) a combination of the actions set forth in the foregoing clauses (1) and (2).

(b) Any Net Loss Proceeds from any Event of Loss that are not applied within 360 days of receipt of such Net Loss Proceeds as described in clause (1), (2) or (3) of this Section 3.14(a), or are not designated for investment in Subject Property in respect of a project that shall have been commenced or for which binding contractual commitments shall have been entered into, prior to the end of such 360-day period, which project shall not have been abandoned, shall constitute “Excess Loss Proceeds.” The Company will make an offer to purchase Notes (the “Loss Proceeds Offer”), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, to the date of purchase (the “Loss Proceeds Offer Amount”). Pursuant to a Loss Proceeds Offer, the Company shall purchase from all tendering Holders on a pro rata basis that principal amount of Notes to be purchased equal to such Excess Loss Proceeds.

(c) The Company may defer a Loss Proceeds Offer until there is an aggregate amount of Excess Loss Proceeds from one or more Events of Loss equal to or in excess of $10 million. At that time, the entire amount of Excess Loss Proceeds, and not just the amount in excess of $10 million, shall be applied as required pursuant to this covenant. Pending application in accordance with this Section 3.14 and subject to Section 12.2, Net Loss Proceeds may be applied to temporarily reduce revolving credit borrowings which can be reborrowed or invested in Cash Equivalents.

(d) Each Loss Proceeds Offer Notice will be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following such 360th day, with a copy to the Trustee offering to purchase the Notes as described above. Upon receiving a Loss Proceeds Offer Notice, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash.

(e) On the Loss Proceeds Offer Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Loss Proceeds Offer;

(2) deposit with the Paying Agent funds in an amount equal to the Loss Proceeds Offer Amount in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(f) To the extent Holders which are the subject of a Loss Proceeds Offer properly tender and do not validly withdraw Notes in an aggregate amount exceeding the amount of Excess Loss Proceeds, the Company will purchase the Notes on a pro rata basis (based on amounts tendered). If only a portion of a Note is purchased pursuant to a Loss Proceeds Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). Notes (or portions thereof) purchased pursuant to a Loss Proceeds Offer will be cancelled and cannot be reissued.

(g) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Event of Loss” provisions of this Indenture, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under the “Event of Loss” provisions of this Indenture by virtue of such conflict.

(h) Upon completion of a Loss Proceeds Offer, the amount of Net Loss Proceeds will be reset at zero. To the extent that the aggregate amount of Notes tendered pursuant to a Loss Proceeds Offer is less than the aggregate amount of Excess Loss Proceeds, the Company may use any remaining Net Loss Proceeds for general corporate purposes of the Company and its Restricted Subsidiaries and such proceeds shall cease to constitute Collateral.

Section 3.15. Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, except that the Company and its Restricted Subsidiaries may incur Liens on property or assets that are not Collateral if, contemporaneously therewith effective provision is made:

(1) in the case of the Company or any Restricted Subsidiary other than a Note Guarantor, to secure the Notes and all other amounts due under this Indenture; and

(2) in the case of a Note Guarantor, to secure such Note Guarantor’s Note Guarantee of the Notes and all other amounts due under this Indenture;

in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is Subordinated Indebtedness, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien.

Section 3.16. Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(2) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $2.5 million, the terms of such Affiliate Transaction shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions; and

(3) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of $15 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and file the same with the Trustee.

(b) Section 3.16(a) above shall not apply to:

(1) Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(2) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors;

(3) Affiliate Transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date, as in effect on the Issue Date, or the Crown Agreements, and any amendments, modifications or extensions thereto after the Issue Date that do not materially alter the terms of such existing obligations or the Crown Agreements, taken as a whole, to the detriment of the Holders as determined in good faith by the Company’s Board of Directors, including a majority of the disinterested members thereof;

(4) any Restricted Payments or Permitted Investments made in cash or any payments made with Capital Stock of the Company (other than Disqualified Capital Stock), in each case in compliance with Section 3.11;

(5) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for business purposes, including travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding $2.5 million outstanding at any one time;

(6) the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company;

(7) transactions effected as part of a Qualified Receivables Transaction;

(8) the use of the proceeds from the issuance of the Issue Date Notes as described under the caption “Use of Proceeds” in the Final Memorandum; or

(9) a non-recourse pledge of Capital Stock of an Unrestricted Subsidiary to secure a borrowing by such Unrestricted Subsidiary.

Section 3.17. Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any business other than a Permitted Business, except to the extent not material to the Company and its Restricted Subsidiaries taken as a whole.

Section 3.18. Reports to Holders.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes remain outstanding, the Company will:

(1) provide the Trustee and the Holders with the annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections within 15 days after the times specified for the filing of the information, documents and reports under such Sections; and

(2) file with the Commission, to the extent permitted, the information, documents and reports referred to in clause (1) above within the periods specified for such filings under the Exchange Act (whether or not applicable to the Company).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(b) At any time when the Company is not subject to or is not current in its reporting obligations under clause (2) of the preceding paragraph, the Company will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Section 3.19. Post-Closing Action Related to Collateral.

(a) Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, the Company and each Note Guarantor acknowledge and agree that the Company or the relevant Note Guarantor, as the case may be, shall, to the extent that consents are required from third parties in order to grant or perfect a Lien on any leasehold Real Property identified in Schedule II hereto, the Company or the Note Guarantor, as the case may be, have 90 days after the Issue Date in which such Person shall use commercially reasonable efforts to obtain any such consent and, if so obtained, the Company or the Note Guarantor, as the case may be, shall provide to the Trustee the following:

(1) a Mortgage encumbering the leasehold interest in each such Mortgaged Property, duly executed and acknowledged by the Company or the Note Guarantor, as the case may be, in form for recording in the appropriate recording office of the political subdivision where such leasehold Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required under applicable law in connection with the recording or filing thereof and any other instruments (including, inter alia, UCC-1 financing statements) required under applicable law to grant the liens and security interests purported to be granted by each such Mortgage, which Mortgages, financing statements and other instruments shall be effective to create a Lien on such leasehold Mortgaged Property in favor of the Trustee, subject to no Liens other than Permitted Liens;

(2) such consents, approvals, amendments, supplements, estoppels or other instruments as shall be reasonably necessary in order for the owner or holder of the leasehold interest to grant the Lien contemplated by the Mortgage with respect to each leasehold Mortgaged Property, subject to no liens other than Permitted Liens;

(3) with respect to each Mortgage of Real Property located in the United States of America, a policy of title insurance insuring the Lien of such Mortgage as a valid mortgage lien on the Real Property and improvements affixed thereto which by applicable law constitute real property described therein or the leasehold interest therein, if applicable, having a first priority Lien (subject only to Permitted Liens) in respect of the Notes in an amount equal to the Fair Market Value, and which policy shall have been supplemented by such commercially reasonable endorsements, including, without limitation, endorsements or other items (to the extent available at commercially reasonable rates) relating to usury, first loss, last dollar, public road access (if available), contiguity (where appropriate), survey, doing business, lender non-imputation, subdivision map, separate tax lot and so-called comprehensive coverage over covenants and restrictions;

(4) with respect to the Mortgage of real property located in the United Kingdom, a commercially reasonable report on title delivered to the Security Trustee;

(5) a survey with respect to each Mortgaged Property located in the United States sufficient to remove the standard survey exception from the title insurance policy and issue all survey related endorsements;

(6) policies or certificates of insurance as required by this Indenture and each Security Document, which policies or certificates shall bear endorsements of the character required by such Security Document;

(7) UCC, judgment and tax lien searches confirming that the personal property comprising a part of each leasehold Mortgaged Property or the Collateral is subject to no Liens other than Permitted Liens;

(8) such affidavits, certificates and instruments of indemnification in favor of the title insurance company as shall be reasonably and customarily required to induce the title insurance company to issue the policy or policies contemplated in subparagraph (c) above;

(9) copies of all leases and subleases;

(10) checks payable to the appropriate public officials in payment of all recording costs and transfer taxes (or checks or wire transfers to the title insurance company in respect of such amounts) due in respect of the execution, delivery or recording of the Mortgages, together with a check or wire transfer for the title insurance company in payment of its premium, search and examination charges, applicable survey costs and any other amounts then due in connection with the issuance of its policies; and

(11) opinions from all local and foreign counsel for the Company, with respect to the Collateral and the Notes.

(b) In addition, if at any time after the Issue Date the Company or any Note Guarantor shall purchase any of such leasehold Real Property identified on Schedule II hereto, the Company or such Note Guarantor will cause such Real Property to become Collateral in accordance with the terms of this Indenture and the Security Documents as though such Real Property constituted Replacement Assets under Section 12.5 of this Indenture.

ARTICLE IV

SURVIVING ENTITY

Section 4.1. Merger, Consolidation and Sale of Assets.

(a) The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets, determined on a consolidated basis for the Company and its Restricted Subsidiaries taken as a whole, to any Person unless:

(1) either:

(i) the Company shall be the surviving or continuing corporation, or

(ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(A) shall be a corporation organized and validly existing under the laws of the United States, any State or territory thereof or the District of Columbia, and

(B) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(ii)(B) above (including giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.9(a);

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(ii)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(4) the Company or the Surviving Entity, as applicable, shall cause such amendments, supplements or other instruments to be filed, executed and/or recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states;

(5) the Collateral owned by or transferred to the Company or the Surviving Entity, as applicable, shall

(i) continue to constitute Collateral under this Indenture and the Security Documents,

(ii) be subject to the Lien in favor of the Trustee for the benefit of the Holders, and

(iii) not be subject to any Lien other than Liens permitted by this Indenture and the Security Documents; and

(6) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture comply with the applicable provisions of this Indenture

For purposes of this Section 4.1, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. The provisions of clause (2) above shall not apply to:

(1) any transfer of the properties or assets of a Restricted Subsidiary to the Company and/or to a Note Guarantor;

(2) any merger or consolidation of a Restricted Subsidiary into or with the Company or a Note Guarantor;

(3) any merger or consolidation of the Company into or with a Wholly Owned Restricted Subsidiary created for the purpose of holding the Capital Stock of the Company;

(4) a merger or consolidation between the Company and a newly created Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States;

(5) the transfer of all or substantially all of the properties or assets of the Company to a Wholly Owned Restricted Subsidiary that is a Note Guarantor;

(6) any transfer of the properties or assets of a Restricted Subsidiary that is not a Note Guarantor to a Restricted Subsidiary; or

(7) any merger or consolidation of a Restricted Subsidiary that is not a Note Guarantor into or with a Restricted Subsidiary;

so long as, in each case, the Indebtedness of the Company and the Restricted Subsidiaries (including a Surviving Entity) is not increased thereby.

(b) Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this covenant, in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. For the avoidance of doubt, compliance with this covenant shall not affect the obligations of the Company (including a Surviving Entity, if applicable) under Section 3.8, if applicable.

(c) Each Note Guarantor will not, and the Company will not cause or permit any Note Guarantor to, consolidate with or merge into, or sell or dispose of all or substantially all of its assets to, any Person (other than the Company) that is not a Note Guarantor unless:

(1) such Person (if such Person is the Surviving Entity)

(i) assumes all of the obligations of such Note Guarantor in respect of its Note Guarantee by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel that such transaction is in compliance with this Indenture; and

(ii) causes such amendments, supplements or other instruments to be filed, executed and/or recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements or other instruments as may be required to perfect any security interests in such Collateral;

(2) the Collateral owned by or transferred to the Company, such Note Guarantor or the relevant Surviving Entity, as applicable, shall

(i) continue to constitute Collateral under this Indenture and the Security Documents,

(ii) be subject to the Lien in favor of the Trustee for the benefit of the Holders, and

(iii) not be subject to any Lien other than Liens permitted by this Indenture and the Security Documents;

(3) such Note Guarantee is to be released as provided in Article XI;

(4) such sale or other disposition of substantially all of such Note Guarantor’s assets is made in accordance with Section 3.11; or

(5) upon any consolidation, combination or merger or any transfer or all or substantially all of the properties and assets of any Note Guarantor in accordance with this covenant, in which the Note Guarantor is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Note Guarantor is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Note Guarantor under its Note Guarantee with the same effect as if such Surviving Entity had been named as such.

ARTICLE V

OPTIONAL REDEMPTION OF NOTES

Section 5.1. Optional Redemption. The Company may redeem the Notes, in whole at any time or in part from time to time, subject to the conditions and at the redemption prices specified in the form of Notes in Exhibits A-1 and A-2.

Section 5.2. Election to Redeem. The Company shall evidence its election to redeem any Notes pursuant to Section 5.1 by a Board Resolution.

Section 5.3. Notice of Redemption.

(a) The Company shall give or cause the Trustee to give notice of redemption, in the manner provided for in Section 14.2, not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed. If the Company itself gives the notice, it shall also deliver a copy to the Trustee.

(b) If either (i) the Company is not redeeming all Outstanding Notes, or (ii) the Company elects to have the Trustee give notice of redemption, then the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date (unless the Trustee is satisfied with a shorter period), an Officers’ Certificate requesting that the Trustee select the Notes to be redeemed and/or give notice of redemption and setting forth the information required by paragraph (c) of this Section 5.3 (with the exception of the identification of the particular Notes, or portions of the particular Notes, to be redeemed in the case of a partial redemption). If the Company elects to have the Trustee give notice of redemption, the Trustee shall give the notice in the name of the Company and at the Company’s expense.

(c) All notices of redemption shall state:

(1) the Redemption Date,

(2) the redemption price and the amount of any accrued interest payable as provided in Section 5.6,

(3) whether or not the Company is redeeming all Outstanding Notes,

(4) if the Company is not redeeming all Outstanding Notes, the aggregate principal amount of Notes that the Company is redeeming and the aggregate principal amount of Notes that will be Outstanding after the partial redemption, as well as the identification of the particular Notes, or portions of the particular Notes, that the Company is redeeming,

(5) if the Company is redeeming only part of a Note, the notice that relates to that Note shall state that on and after the Redemption Date, upon surrender of that Note,

the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount of the Note remaining unredeemed,

(6) that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 5.6 will become due and payable in respect of each Note, or the portion of each Note, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on each Note, or the portion of each Note, to be redeemed, will cease to accrue on and after the Redemption Date,

(7) the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price, and

(8) the CUSIP number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP number.

Section 5.4. Selection of Notes to Be Redeemed in Part.

(a) If the Company is not redeeming all Outstanding Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in another fair and reasonable manner chosen at the discretion of the Trustee; provided, however, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes, or portions of the Notes, for redemption shall be made by the Trustee only on a pro rata basis (subject to the procedures of DTC) unless that method is prohibited. The Trustee shall make the selection from the Outstanding Notes not previously called for redemption. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount of the Notes to be redeemed. In the event of a partial redemption by lot, the Trustee shall select the particular Notes to be redeemed not less than 30 nor more than 60 days prior to the relevant Redemption Date from the Outstanding Notes not previously called for redemption. No Notes of a principal amount of $1,000 or less shall be redeemed or repurchased in part, and Notes of a principal amount in excess of $1,000 may be repurchased or redeemed in part in multiples of $1,000 only. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple of $1,000) of the principal of Notes that have denominations larger than $1,000.

(b) For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of that Note which has been or is to be redeemed.

Section 5.5. Deposit of Redemption Price. Prior to 10:00 a.m. New York City time on the relevant Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all the Notes that the Company is redeeming on that date.

Section 5.6. Notes Payable on Redemption Date. If the Company, or the Trustee on behalf of the Company, gives notice of redemption in accordance with this Article V, the Notes, or the portions of Notes, called for redemption, shall, on the Redemption Date, become due and payable at the redemption price specified in the notice (together with accrued interest, if any, to the Redemption Date), and from and after the Redemption Date (unless the Company shall default in the payment of the redemption price and accrued interest) the Notes or the portions of Notes shall cease to bear interest. Upon surrender of any Note for redemption in accordance with the notice, the Company shall pay the Notes at the redemption price, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). If the Company shall fail to pay any Note called for redemption upon its surrender for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

Section 5.7. Unredeemed Portions of Partially Redeemed Note. Upon surrender of a Note that is to be redeemed in part, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of the Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by the Holder, in an aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal of the Note surrendered; provided that each new Note will be in a principal amount of $1,000 or integral multiple of $1,000.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1. Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in the payment when due of the principal of or premium, if any, on any Notes, including the failure to make a required payment to purchase Notes tendered pursuant to an optional redemption, Change of Control Offer, an Asset Sale Offer or a Loss Proceeds Offer;

(2) default for 30 days or more in the payment when due of interest on any Notes;

(3) the failure to perform or comply with any of the provisions described under Section 4.1;

(4) the failure to perform or comply with any (x) of the provisions described under Section 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16 or 3.18 or (y) covenant or agreement in any Security Document, in each case, for 30 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5) the failure to perform or comply with any other covenant or agreement contained in this Indenture or in the Notes for 60 days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the aggregate amount of such Indebtedness unpaid or accelerated exceeds $10 million;

(7) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments (net of any amounts covered by third party insurance) against any of them, aggregating $10 million or more, which judgment(s) remain outstanding for a period of 60 days or more and are not paid, discharged, bonded or stayed;

(8) a Bankruptcy Event of Default;

(9) any Note Guarantee is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any Note Guarantor, or any Person acting on behalf of any Note Guarantor, denies or disaffirms such Note Guarantor’s obligations under its Note Guarantee (other than by reason of the termination of this Indenture or the release of any Note Guarantee in accordance with this Indenture); or

(10) any Security Document shall cease to be in full force and effect, or cease to be effective in all material respects to grant a Lien on the Collateral (which shall be a perfected Lien if required by the applicable Security Document) with the priority purported to be created thereby for 45 days after notice by the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes to the Company.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b) The Company shall deliver to the Trustee upon becoming aware of any Default or Event of Default written notice in the form of an Officers’ Certificate of any Default or Event of Default, their status and what action the Company proposes to take in respect thereof.

Section 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.1(a)(8) above with respect to the Company) shall occur and be continuing, the Trustee or the

Holders of at least 25% in principal amount of outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” If an Event of Default specified in Section 6.1(a)(8) above occurs with respect to the Company, then the unpaid principal of (and premium, if any) and accrued and unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) At any time after a declaration of acceleration with respect to the Notes as described in Section 6.2(a), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No rescission shall affect any subsequent Default or impair any rights relating thereto.

Section 6.3. Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may (i) pursue any available remedy to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture or (ii) instruct the Security Trustee or any other collateral agent to exercise any available remedies under the Security Documents.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.4. Waiver of Past Defaults. The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under this Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes.

Section 6.5. Control by Majority. The Holders of a majority in principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. Subject to Sections 7.1 and 7.2, however, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may result in the incurrence of liability by the Trustee.

Section 6.6. Limitation on Suits. No Holder of any Notes will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless:

(1) such Holder gives to the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of the then Outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holders of the Notes provide to the Trustee indemnity reasonably satisfactory to the Trustee;

(4) the Trustee does not comply with the request delivered in clause (2) within 60 days after receipt of the request and provision of indemnity; and

(5) during such 60 day period the Holders of a majority in aggregate principal amount of the Outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

A Holder may not use any provision of this Indenture to disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or repurchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and each Note Guarantor for the whole amount then due and owing (together with applicable interest on any overdue principal and, to the extent lawful, interest on overdue interest) and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expense, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9. Trustee May File Proofs of Claim, etc.

(a) The Trustee may (irrespective of whether the principal of the Notes is then due):

(i) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including claims of its agents and counsel) and the Holders under this Indenture and the Notes allowed in any bankruptcy, insolvency, liquidation or other judicial proceedings relative to the Company, any Note Guarantor or any Subsidiary of the Company or their respective creditors or properties; and

(ii) collect and receive any moneys or other property payable or deliverable in respect of any such claims and distribute them in accordance with this Indenture.

Any receiver, trustee, liquidator, sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee pursuant to Section 7.7.

(b) Nothing in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount pursuant to Article XI from any Note Guarantor, to such Note Guarantor, or to such party as a court of competent jurisdiction shall direct.

The Trustee may, upon notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in principal amount of Outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1. Duties of Trustee.

(a) If a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of a Default or an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the Security Documents and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.1;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) Every provision of this Indenture or the Security Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII and to the provisions of the TIA.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documents at the request, order or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

(i) The Trustee is hereby authorized and directed by the Company and the Holders to enter into the Access, Use and Intercreditor Agreement and any Security Document or Intercreditor Agreement party thereto, or any amendment, restatement, supplement, renewal, replacement or other modification thereof entered into in accordance with the terms of this Indenture.

Section 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties, and the Trustee need not investigate any fact or matter stated in any such document.

(b) Before the Trustee acts or refrains from acting at the direction of the Company or any Note Guarantor, it may require an Officers’ Certificate, an Opinion of Counsel,

or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts or powers hereunder or under the Security Documents or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, that, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel of its selection, and the advice of such counsel with respect to legal matters relating to this Indenture, the Security Documents or the Notes shall be full and complete authorization and protection from reasonable liability in respect to any action taken, omitted or suffered by it hereunder or under the Security Documents in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including, but not limited to its capacity as Security Trustee, and in each of its capacities under the Access, Use and Intercreditor Agreement, the Security Documents or any Intercreditor Agreement, and to each agent, custodian and other Person employed to act hereunder, or under the Access, Use and Intercreditor Agreement, the Security Documents or any Intercreditor Agreement.

(i) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture and the Security Documents, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Note Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-Registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

Section 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Security Documents, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture, the Security Documents, the Access, Use and Intercreditor Agreement or any Intercreditor Agreement or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after the Default or Event of Default becomes known to the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of the Note and this Indenture), the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.6. Reports by Trustee to Holders. The Trustee shall comply with TIA § 313. The Company agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

Section 7.7. Compensation and Indemnity.

(a) (i) The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Company and the

Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

(ii) Except as otherwise expressly provided herein, the Company shall reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith.

(b) The Company and the Note Guarantors shall jointly and severally indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it without negligence, willful misconduct or bad faith on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and of defending itself against any claims (whether asserted by any Holder, the Company, any Note Guarantor or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the fees and expenses of such counsel, provided that the Company shall not be required to pay fees and expenses for such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, either (i) there is no conflict of interest between the Company and the Trustee in connection with such defense or (ii) there is a legal defense available to the Trustee that is different from or is in addition to those available to the Company.

(c) To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

(d) The Company’s payment obligations pursuant to this Section 7.7(a), and the Company’s and Note Guarantors’ obligations pursuant to Section 7.7(b), shall survive the discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(a)(8), the expenses are intended to constitute expenses of administration under any Bankruptcy Law; provided that this shall not affect the Trustee’s rights as set forth in this Section 7.7 or Section 6.10.

Section 7.8. Replacement of Trustee.

(a) The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Outstanding Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee reasonably acceptable to the Company. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

(b) If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Outstanding Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

(c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Outstanding Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s and the Note Guarantors’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9. Successor Trustee by Merger.

(a) If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

(b) In case at the time such successor or successors to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such

Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

Section 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have a combined capital and surplus of at least $150 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF INDENTURE

Section 8.1. Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option, at any time, elect to have either paragraph (b) or (c) of this Section 8.1 applied to all Outstanding Notes upon compliance with the conditions set forth in Section 8.2.

(b) Upon the Company’s exercise under paragraph (a) of this Section 8.1 of the option applicable to this paragraph (b), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.2, be deemed to have been discharged from its obligations with respect to all Outstanding Notes on the date all of the conditions set forth in Section 8.2 (including Section 8.2(4)(b)) are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be Outstanding only for the purposes of Section 8.3 and the other Sections of this Indenture referred to in clause (i) or (ii) of this paragraph (b), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of Outstanding Notes to receive solely from the trust fund described in Section 8.3, and as more fully set forth in Section 8.3, payments in respect of the principal of, premium and interest on such Notes when such payments are due,

(ii) the Company’s obligations with respect to such Notes under Sections 2.3, 2.5, 2.7, 2.8, 2.9 and 3.2,

(iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith, and

(iv) this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) of this Section 8.1.

(c) Upon the Company’s exercise under paragraph (a) of this Section 8.1 of the option applicable to this paragraph (c), the Company shall, subject to the satisfaction of the applicable conditions set forth in Section 8.2, be released from its obligations under the covenants contained in Sections 3.4, 3.5, 3.8 through 3.19 and Article IV (except Sections 4.1(a)(1) and (4)) with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be Outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed Outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default under Section 6.1(a)(3) (except with respect to Sections 4.1(a)(1) and (4)), (4), (5), (6), (7) or (9), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.2. Conditions to Defeasance. The Company may exercise its Legal Defeasance option or its Covenant Defeasance option only if:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the opinion of a nationally recognized firm of independent investment bankers or independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States, subject to customary exceptions and qualifications, reasonably acceptable to the Trustee and not from an employee of the Company to the effect that:

(a) the Company shall have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States, subject to customary exceptions and qualifications, reasonably acceptable to the Trustee and not from an employee of the Company to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to Section 8.2(1) and, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) the Trustee shall have received an Officers’ Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary exceptions and qualifications, reasonably acceptable to the Company and not from an employee of the Company to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended.

Section 8.3. Application of Trust Money. The Trustee shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the U.S. Legal Tender from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes.

Section 8.4. Repayment to Company.

(a) The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them upon payment of all the obligations under this Indenture.

(b) Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

Section 8.5. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

Section 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of principal of, premium or any interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 8.7. Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all Outstanding Notes when:

(a) either:

(1) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

(2) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(b) the Company or any Note Guarantor has paid all other sums payable under this Indenture and the Notes by it; and

(c) the Company has delivered to the Trustee an Opinion of Counsel and Officers’ Certificate stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

ARTICLE IX

AMENDMENTS AND SUPPLEMENTS

Section 9.1. Without Consent of Holders.

(a) The Company, the Note Guarantors and the Trustee may amend or supplement this Indenture or the Notes without notice to or consent of any Holder:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to comply with Article IV in respect of the assumption by a Surviving Entity of the obligations of the Company under the Notes and this Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) to add Guarantees with respect to the Notes or to secure the Notes;

(5) to add to the covenants for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Note Guarantor;

(6) to comply with any requirements of the Commission in connection with maintaining the qualification of this Indenture under the TIA;

(7) to make any change that does not adversely affect the rights of any Holder in any material respect;

(8) to provide for the issuance of Additional Notes as permitted by Sections 2.2(c) and 2.11; or

(9) to add Collateral.

(b) After an amendment or supplement under this Section 9.1 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.1.

Section 9.2. With Consent of Holders.

(a) The Company, the Note Guarantors and the Trustee may amend or supplement this Indenture or the Notes without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to Section 6.4, the Holder or Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including Defaulted Interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in the provisions of this Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Outstanding Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect any obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred, make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or make and consummate a Loss Proceeds Offer with respect to an Event of Loss that has occurred;

(7) expressly subordinate the Notes or any Note Guarantee to any other Indebtedness of the Company or any Note Guarantor;

(8) eliminate or modify in any manner the obligations of a Note Guarantor with respect to its Note Guarantee, which adversely affects Holders in any material respect, except as contemplated in this Indenture; and

(9) release the Liens securing all or substantially all of the Collateral otherwise than in accordance with the terms of this Indenture.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(c) After an amendment under this Section 9.2 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment, supplement or waiver. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment, supplement or waiver under this Section 9.2.

Section 9.3. Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

Section 9.4. Revocation and Effect of Consents.

(a) A consent to an amendment, supplement or waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective, it shall bind every Holder, except as otherwise provided in this Article IX. An amendment, supplement or waiver shall become effective upon receipt by the Trustee of evidence of the requisite number of written consents under Section 9.2.

(b) The Company may, but shall not be obligated to, fix a record date, which need not be the date provided in TIA § 316(c) to the extent it would otherwise be applicable, for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective more than 90 days after such record date.

Section 9.5. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note will execute and upon Company Order the Trustee will authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

Section 9.6. Trustee to Sign Amendments and Supplements. The Trustee shall sign any amendment or supplement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or supplement the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel stating that such amendment or supplement is authorized or permitted by this Indenture, and that all conditions precedent to the execution of such amendment have been complied with.

ARTICLE X

COLLATERAL AND SECURITY DOCUMENTS

Section 10.1. Collateral and Security Documents.

(a) As general and continuing collateral security for the due satisfaction of all Obligations of the Company and the Note Guarantors under this Indenture, the Notes and the Note Guarantees and the due performance by the Company and the Note Guarantors, if any, of their other Obligations hereunder and thereunder, the Company and the Note Guarantors have entered into, and the Company and any Note Guarantor, to the extent required by Section 3.11, 3.14 or 3.15 hereof and the Security Documents, may enter into, Security Documents to grant Liens (subject to Permitted Liens) on the Collateral.

(b) Subject to Section 3.19, the Company and the Note Guarantors represent, covenant and agree that they shall have at all times full right, power and lawful authority to grant, bargain, sell, release, convey, hypothecate, assign, mortgage, pledge, transfer and confirm the property constituting the Collateral pursuant to the Security Documents to which such Persons are party, free and clear of all Liens (other than Permitted Liens), and that (i) they will forever warrant and defend the title to the same against the claims of all Persons (except as to Permitted Liens), (ii) they will execute, acknowledge and deliver to the Trustee such further assignments, transfers, assurances or other instruments as necessary to perfect the security interests created under this Indenture and the Security Documents or as the Trustee may reasonably require and (iii) they will do or cause to be done all such acts necessary or as may be reasonably required by the Trustee, to confirm to the Trustee such Lien on the Collateral, or any part thereof. The Company and the Note Guarantors further covenant and agree that each Security Document, as applicable, creates or will create (when delivered) a valid and first-ranking security interest (subject to Permitted Liens) (which shall be a perfected security interest to the extent required by the applicable Security Document) in the Collateral subject thereto.

(c) Each Holder, by accepting a Note, consents and agrees to all of the terms and provisions of the Security Documents, as the same may be amended from time to time pursuant to the terms of the Security Documents and this Indenture, and authorizes and directs the Trustee to enter into the Security Documents on its behalf and on behalf of such Holder, to appoint collateral agents to serve as collateral agents and representatives of the Trustee and such Holder thereunder and in accordance therewith and to perform its obligations and exercise its rights thereunder and in accordance therewith. The Company shall deliver to the Trustee copies of all documents delivered to such collateral agents pursuant to the Security Documents, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the collateral agents the security interest in the Collateral contemplated by this Indenture, the Security Documents or any part hereof or thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Note Guarantees secured thereby, according to the intent and purposes herein and therein expressed. The Company shall take, upon the written request of the Trustee (to the extent the Trustee is permitted to make such request under the Security Documents), any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the obligations of the Company under this Indenture, the Notes and the Note Guarantees, a valid and enforceable perfected Lien on and security interest in all of the Collateral, in favor of the collateral agents for the benefit of the Holders, the Trustee and other Persons for whose benefit the collateral agents or Trustee, as applicable, acts pursuant to the Security Documents.

Section 10.2. Recording.

(a) The Company and the Note Guarantors shall cause, at the Company and the Note Guarantors’ expense, this Indenture and each Security Document, and all amendments or supplements thereto, to be registered, recorded and filed and/or re-recorded and/or re-filed and/or renewed in such manner and in such place or places necessary to preserve, protect and maintain the first-ranking Liens (subject to Permitted Liens) (which shall be perfected Liens to the extent required by the applicable Security Document) created by the Security Documents on the Collateral. The Company and the Note Guarantors shall pay all mortgage, mortgage recording, stamp, intangible or other similar taxes, charges or fees required to be paid by any Authority under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, perfection or enforcement of any of the Security Documents.

(b) The Company shall comply with the requirements of TIA §§ 314(b) and 314(d) and the related rules and regulations of the Commission.

Section 10.3. Possession of the Collateral.

(a) Until the occurrence of an Event of Default, the Company or the relevant Note Guarantor may possess, manage, operate and enjoy, as applicable, the Collateral in accordance with the terms of this Indenture, the Notes, the Note Guarantees and the Security Documents.

(b) Notwithstanding the foregoing, all amounts received by the Trustee as proceeds of any part of the Collateral (including Excess Proceeds in the case of an Asset Sale and Excess Loss Proceeds in the case of an Event of Loss) and all amounts of money, securities, letters of credit and other evidences of indebtedness deposited with or held by the Trustee in accordance with this Indenture and any Security Document shall be held by the Trustee as security for the Obligations of the Company and the Note Guarantors, under this Indenture, the Notes, the Note Guarantees and the Security Documents until applied in accordance with the terms of this Indenture.

Section 10.4. Suits to Protect the Collateral.

The Trustee shall have power to institute in its name and to maintain such suits and proceedings as it may deem expedient to prevent any material impairment of the Collateral by any acts which may be unlawful or in violation of this Indenture or any of the Security Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral and in the principal, interest, issues, profits, rents, revenues and other income arising therefrom, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, such enactment, rule or order would materially impair the security hereunder or under any of the Security Documents, or be materially prejudicial to the interests of the Holders or the Trustee.

Section 10.5. Release of Collateral.

(a) The Trustee shall not at any time release Collateral from the Liens created by this Indenture and the Security Documents unless such release is in accordance with the provisions of this Indenture and the Security Documents.

(b) The release of any Collateral from the Lien of the Security Documents, including but not limited to any release pursuant to Section 9.2, shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Security Documents. To the extent applicable, the Company shall comply with TIA § 314(d) relating to the release of property from the Lien of the Security Documents and relating to the substitution therefor of any property to be subjected to the Lien of the Security Documents. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company, except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent person, which person shall be an independent engineer, appraiser or other expert selected by the Company.

Section 10.6. Specified Releases of Collateral.

(a) Satisfaction and Discharge; Defeasance. The Company shall be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Security Documents upon payment in full of all principal, premium, if any, interest on the Notes and of all other Obligations for the payment of money due and owing to the Trustee or the Holders under this Indenture, the Notes, the Note Guarantees and the Security Documents, or upon compliance with the conditions precedent set forth in Article VIII hereof for Legal Defeasance or Covenant Defeasance. Upon such payment or upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officers’ Certificate and Opinion of Counsel required by Article VIII hereof), together with such documentation, if any, as may be required by the TIA (including, without limitation, TIA § 314(d)) or reasonably required by the Trustee prior to the release of such Collateral, the Trustee shall forthwith take all action that is necessary or reasonably requested by the Company (in each case at the expense of the Company) to release and reconvey to the Company without recourse all of the Collateral, and shall deliver such Collateral in its possession to the Company and shall execute and deliver to the Company releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

(b) Releases of Collateral in Connection with Asset Sales. The Company shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to an Asset Sale (the “Released Collateral”) from the Liens of this Indenture and of the Security Documents upon compliance with the conditions precedent that the Company shall have delivered to the Trustee the following:

(1) a notice from the Company requesting release of Released Collateral (a “Company Notice”):

(i) specifically describing the proposed Released Collateral, and

(ii) in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;

(2) an Officers’ Certificate certifying that:

(i) such sale complies with the terms and conditions of this Indenture, including, without limitation, Section 3.11 hereof, and

(ii) all conditions precedent in this Indenture and the Security Documents to such release have been complied with;

(3) all documentation required by the TIA (including, without limitation, TIA § 314(d)), if any, prior to the release by the Trustee of the Released Collateral, and, if applicable, all documentation required by the TIA to effect the substitution of new Collateral and to subject such new Collateral to the Lien of the relevant Security Documents, and all documents required by Section 10.1 hereof with respect to such new Collateral;

(4) an Opinion of Counsel substantially to the effect that all conditions precedent herein and under any of the Security Documents relating to the release of such Collateral have been complied with; and

(5) if the Collateral to be released is only a portion of a discrete parcel of Real Property, an Opinion of Counsel or an endorsement to any title insurance policy insuring the Lien in favor of the Trustee created by a Mortgage on such Mortgaged Property confirming that after such release, the Lien of such Mortgage continues unimpaired as a first priority perfected Lien upon the remaining Mortgaged Property, subject only to Permitted Liens, together with an Opinion of Counsel that all conditions precedent to the release (in this Indenture and in the Security Documents) have been complied with, and such release is in compliance with this Indenture and the Security Documents.

Upon compliance by the Company with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Company without recourse the Released Collateral and shall deliver any such Released Collateral in its possession to the Company and shall execute and deliver to the Company at the Company’s expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

(c) Releases of Collateral in Connection with Events of Loss. The Company shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to an Event of Loss from the Liens of this Indenture and of the Security Documents upon compliance with the conditions precedent that the Company shall have delivered to the Trustee the following:

(1) an Officers’ Certificate of the Company certifying that

(i) such Collateral is the subject of an Event of Loss and the amount of the Net Loss Proceeds received in connection therewith;

(ii) if applicable, such property has been taken by Condemnation;

(iii) in the case of a taking by Condemnation, the award for the property so taken has become final and an appeal from such award is not advisable in the interests of the Company or the Holders; and

(iv) all conditions precedent herein and in the Security Documents provided for relating to such release have been complied with;

(2) all documentation required by the TIA (including, without limitation, TIA § 314(d)), if any, prior to the release of Collateral by the Trustee.

Upon compliance by the Company with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed without recourse to the Company the Collateral which is the subject of such Event of Loss, and shall deliver such Collateral in its possession to the Company and shall execute and deliver to the Company at the Company’s expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Company.

Section 10.7. Disposition of Collateral Without Release.

Notwithstanding the provisions of Sections 10.5 and 10.6 hereof and the Security Documents and subject to Sections 10.8 and 14.1 hereof, the Company or a Note Guarantor may, without any prior release or consent by the Trustee:

(1) sell or otherwise dispose in any transaction or series of related transactions, other than sales or dispositions to the Company or any Restricted Subsidiary of the Company, of any Collateral that may be defective or may have become worn out, defective or obsolete;

(2) alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances constituting Collateral;

(3) subject to the provisions of the Security Documents, abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of the Security Documents; or

(4) sell, exchange or otherwise dispose of any asset constituting Collateral; provided that such sale, exchange or other disposition does not constitute an Asset Sale; provided further that if the Collateral being sold, exchanged or otherwise disposed of is Real Property and constitutes a portion (but not all) of the Real Property covered by a single mortgage, then the Company shall, deliver to the Trustee a title endorsement and an updated survey, in each case covering the portion of such Real Property that is not so sold, exchanged or otherwise disposed of.

Upon delivery by the Company of an Officers’ Certificate certifying compliance by the Company with one or more of the provisions set forth above, together with all documents required by the TIA, the Trustee shall execute and deliver to the Company at the Company’s expense releases, in recordable form, from the Liens of this Indenture and of the Security Documents to the extent reasonably requested by the Company.

Nothing in this Article X shall limit the right of each of the Company and the Note Guarantors to sell, lease or otherwise deal in or dispose of its property or assets that do not constitute Collateral, subject only to the provisions of Article III hereof.

Section 10.8. Sufficiency of Release.

All purchasers and grantees of any property or rights purporting to be released shall be entitled to rely upon any release executed by the Trustee hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture and of the Security Documents.

Section 10.9. Actions by the Trustee.

Subject to the provisions of the Security Documents and Article VIII, the Trustee may in its sole discretion and without the consent of the Holders take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Security Documents and (ii) collect and receive all amounts payable in respect of the obligations of the Company and any Note Guarantors under the Security Documents and this Indenture. The Trustee shall have the power to institute and maintain such suits and proceedings as it may deem expedient in order to prevent any material impairment of the Collateral by any act that may be unlawful or in violation of this Indenture or the Security Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and those of the Holders in the Collateral. No duty beyond that set forth in Section 7.1 is imposed on the Trustee pursuant to this Section 10.9.

ARTICLE XI

NOTE GUARANTEES

Section 11.1. Note Guarantees.

(a) Each Note Guarantor hereby fully, unconditionally guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations under this Indenture and the Notes. Each Note Guarantor further agrees (to the extent permitted by law) that the Obligations under this Indenture and the Notes may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article XI notwithstanding any extension or renewal of any Obligation under this Indenture and the Notes. Each Note Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Note Guarantee.

(b) Each Note Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Obligations under this Indenture and the Notes and also waives notice of protest for nonpayment. Each Note Guarantor waives notice of any default under the Notes or the Obligations under this Indenture. The obligations of each Note Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against such Note Guarantor under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (v) the failure of any Holder to exercise any right or remedy against any other Note Guarantor; or (vi) any change in the ownership of the Company.

(c) Each Note Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

(d) The obligations of each Note Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations under this Indenture or the Notes or otherwise. Without limiting the generality of the foregoing, the obligations of each Note Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations under this Indenture or the Notes, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Note Guarantor or would otherwise operate as a discharge of such Note Guarantor as a matter of law or equity.

(e) Each Note Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations under this Indenture or the Notes is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against each Note Guarantor by virtue hereof, upon the failure of the Company to pay any of the Obligations under this Indenture or the Notes when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Note Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i) the unpaid amount of such Obligations under this Indenture or the Notes then due and owing; and

(ii) accrued and unpaid interest on such Obligations under this Indenture or the Notes then due and owing (but only to the extent not prohibited by law).

(g) Each Note Guarantor further agrees that, as between such Note Guarantor, on the one hand, and the Holders, on the other hand:

(i) the maturity of the Obligations under this Indenture or the Notes guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations under this Indenture or the Notes guaranteed hereby; and

(ii) in the event of any such declaration of acceleration of such Obligations under this Indenture or the Notes, such Obligations under this Indenture or the Notes

(whether or not due and payable) shall forthwith become due and payable by such Note Guarantor for the purposes of its Note Guarantee.

Section 11.2. Execution and Delivery of Note Guarantee.

(a) To further evidence the Note Guarantee set forth in Section 11.1, each Note Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form attached hereto as Exhibit G, shall be endorsed on each Note authenticated and delivered by the Trustee and such Note Guarantee shall be executed by either manual or facsimile signature of an Officer of each Note Guarantor. The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

(b) Each of the Note Guarantors hereby agrees that its Note Guarantee set forth in Section 11.1 shall be in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c) If an Officer of a Note Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Note Guarantor’s Note Guarantee shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Note Guarantor.

Section 11.3. Limitation on Liability; Termination, Release and Discharge.

(a) The obligations of each Note Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b) A Note Guarantor will be released and relieved of its obligations under its Note Guarantee in the event:

(1) there is a Legal Defeasance of the Notes as described under Section 8.1;

(2) there is a sale or other disposition of Capital Stock of such Note Guarantor following which such Note Guarantor is no longer a direct or indirect Subsidiary of the Company;

(3) such Note Guarantor is Designated as an Unrestricted Subsidiary in accordance with Section 3.12; or

(4) there is a sale or other disposition of all or substantially all of the assets of such Note Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company;

provided that the transaction is carried out in accordance with any other applicable provisions of this Indenture. At the request of the Company, the Trustee shall execute and deliver an instrument evidencing such release, provided that the Trustee has received an Opinion of Counsel that all conditions precedent to such release have been complied with.

Section 11.4. Right of Contribution. Each Note Guarantor that makes a payment or distribution under a Note Guarantee will be entitled to a contribution from each other Note Guarantor in a pro rata amount, based on the net assets of each Note Guarantor determined in accordance with GAAP. The provisions of this Section 11.4 shall in no respect limit the obligations and liabilities of each Note Guarantor to the Trustee and the Holders and each Note Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Note Guarantor hereunder.

Section 11.5. No Subrogation. Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any of the guaranteed Obligations under this Indenture or the Notes until payment in full of all Obligations under this Indenture or the Notes. If any amount shall be paid to any Note Guarantor on account of such subrogation rights at any time when all of the Obligations under this Indenture or the Notes shall not have been paid in full, such amount shall be held by such Note Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Note Guarantor, and shall, forthwith upon receipt by such Note Guarantor, be turned over to the Trustee in the exact form received by such Note Guarantor (duly endorsed by such Note Guarantor to the Trustee, if required), to be applied against the Obligations under this Indenture or the Notes.

Section 11.6. Additional Note Guarantees. If any Person becomes a Domestic Restricted Subsidiary or a UK Restricted Subsidiary (including upon a Revocation of the Designation of a Subsidiary as an Unrestricted Subsidiary), the Company will cause that Domestic Restricted Subsidiary or UK Restricted Subsidiary (an “Additional Note Guarantor”) to (i) become a Note Guarantor by (x) executing a supplemental indenture (an “Additional Note Guarantee”) in substantially the form set forth in Exhibit B, (y) providing the Trustee with an Officers’ Certificate and Opinion of Counsel within 10 Business Days of the date such Person becomes a Restricted Subsidiary and (z) executing a notation of such Note Guarantee in substantially the form set forth in Exhibit G and (ii) comply with the provisions of the Security Documents.

ARTICLE XII

COLLATERAL ACCOUNT

Section 12.1. Collateral Account.

At or before the time when the Company or any Note Guarantor is required to deposit any funds into the Collateral Account, there shall be established and, at all times hereafter until the Obligations of the Company under this Indenture, the Notes and the Security Documents are discharged or defeased in accordance with this Indenture, there shall be maintained by the Company with the Trustee, the Collateral Account. The Collateral Account shall be established and maintained with the Trustee at its Corporate Trust Office and designated in the name of Constar International Inc., subject to the security interest in favor of the Trustee. All Trust Monies received by the Trustee shall be deposited in the Collateral Account and thereafter shall be held by and under the control of the Trustee for its benefit and for the benefit of the Holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to any of the Security Documents, said Trust Monies shall be applied in accordance with Section 6.10 hereof; but prior to any such entry, sale or other disposition, all or any part of the Trust Monies held by the Trustee may be withdrawn, and shall be released, paid or applied by the Trustee in accordance with the terms of this Article XII. Notwithstanding anything to the contrary in this Article XII, nothing in this Article XII shall limit, modify or otherwise affect the Trustee’s rights under Section 6.10.

Section 12.2. Deposit and Withdrawal of Net Loss Proceeds.

(a) From and after the occurrence and during the continuance of (x) any Default or Event of Default under this Indenture or the Notes or (y) any default or event of default under any Material Indebtedness (any such event described in clause (x) or (y), a “Deposit Event”), the Company shall cause all Net Loss Proceeds in excess of $10 million which have not been applied (I) in accordance with Section 3.14(a) or (II) to make a Loss Proceeds Offer pursuant to Section 3.14(b) to be deposited in the Collateral Account no later than five Business Days following the occurrence of the Deposit Event. In addition, the Company may at any time deposit Net Loss Proceeds into the Collateral Account whether or not required by the preceding sentence.

(b) To the extent that any Trust Monies consist of Net Loss Proceeds of Collateral received by the Trustee pursuant to the provisions of Sections 3.14 and 12.2(a) and a Loss Proceeds Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee upon a notice delivered to the Trustee and upon receipt by the Trustee of the following:

(1) An Officers’ Certificate, dated not more than three Business Days prior to the Loss Proceeds Offer Payment Date, stating:

(i) that no Event of Default shall have occurred and be continuing after giving effect to such application;

(ii) (x) that such Trust Monies constitute Net Loss Proceeds of Collateral, (y) that pursuant to and in accordance with Section 3.14 hereof, the Company has made a Loss Proceeds Offer and (z) the amount of Net Loss Proceeds to be applied to the repurchase of the Notes pursuant to the Loss Proceeds Offer; and

(iii) the Loss Proceeds Offer Payment Date; and

(2) All documentation required under the TIA (including, without limitation, TIA § 314(d)) together with an Opinion of Counsel that all conditions precedent have been complied with.

Upon compliance with the foregoing provisions of this Section 12.2(b), the Trustee shall, upon receipt of a Company request, pay to the Company or its designee from the Collateral Account an amount of Net Loss Proceeds constituting Trust Monies equal to the amount stated in the Officers’ Certificate required by this Section 12.2(b).

(c) To the extent that any Trust Monies consist of Net Loss Proceeds of Collateral are received by the Trustee as a result of a Deposit Event and the facts and circumstances giving rise to such Deposit Event shall cease to exist (whether as a result of a cure or waiver of such Default, Event of Default or default or event of default or any repayment of or satisfaction or discharge of defeasance of such Indebtedness), then such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee upon a notice delivered to the Trustee and upon receipt by the Trustee of an Officers’ Certificate stating:

(1) that no Deposit Event is continuing; and

(2) (x) that such Trust Monies constitute Net Loss Proceeds of Collateral, and (y) the amount of Net Loss Proceeds to be applied in a manner permitted by this Indenture.

Upon compliance with the foregoing provisions of this Section 12.2(c), the Trustee shall, upon receipt of a Company request, pay to the Company or its designee from the Collateral Account an amount of Net Loss Proceeds constituting Trust Monies equal to the amount stated in the Officers’ Certificate.

Section 12.3. Deposit and Withdrawal of Net Cash Proceeds.

(a) From and after the occurrence of and during the continuance of any Deposit Event, the Company shall cause all Net Cash Proceeds of Collateral in excess of $10 million which have not been applied (I) in accordance with Section 3.11(b)(2) or (3) or (II) to make an Asset Sale Proceeds Offer pursuant to Section 3.11(c) to be deposited in the Collateral Account no later than five Business Days following the occurrence of the Deposit Event. In addition, the Company may at any time deposit Net Cash Proceeds of Collateral into the Collateral Account whether or not required by the preceding sentence.

(b) To the extent that any Trust Monies consist of Net Cash Proceeds of Collateral received by the Trustee pursuant to the provisions of Sections 3.11 and 12.3(a) and an Asset Sale Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee to the Paying Agent for application in accordance with Section 3.11 hereof upon a notice to the Trustee and upon receipt by the Trustee of the following:

(1) An Officers’ Certificate, dated not more than three Business Days prior to the Asset Sale Offer Payment Date, stating:

(i) that no Event of Default shall have occurred and be continuing after giving effect to such application;

(ii) (x) that such Trust Monies constitute Net Cash Proceeds of Collateral, (y) that pursuant to and in accordance with Section 3.11 hereof, the Company has made an Asset Sale Offer and (z) the amount of Net Cash Proceeds to be applied to the repurchase of the Notes pursuant to the Asset Sale Offer; and

(iii) the Net Proceeds Offer Payment Date;

(2) All documentation required under the TIA (including, without limitation, TIA § 314(d)) together with an Opinion of Counsel that all conditions precedent have been complied with.

Upon compliance with the foregoing provisions of this Section 12.3(b), the Trustee shall, upon receipt of a Company request, pay to the Company or its designee from the Collateral Account an amount of Net Cash Proceeds constituting Trust Monies equal to the amount stated in the Officers’ Certificate required by this Section 12.3(b).

(c) To the extent that any Trust Monies consist of Net Cash Proceeds of Collateral are received by the Trustee as a result of a Deposit Event and the facts and circumstances giving rise to such Deposit Event shall cease to exist (whether as a result of a cure or waiver of such Default, Event of Default or default or event of default or any repayment of or satisfaction or discharge of defeasance of such Indebtedness), then such Trust Monies may be withdrawn by the Company and shall be paid by the Trustee upon a notice delivered to the Trustee and upon receipt by the Trustee of an Officers’ Certificate stating:

(1) that no Deposit Event is continuing; and

(2) (x) that such Trust Monies constitute Net Cash Proceeds of Collateral, and (y) the amount of Net Cash Proceeds to be applied in a manner permitted by this Indenture.

Upon compliance with the foregoing provisions of this Section 12.2(c), the Trustee shall, upon receipt of a Company request, pay to the Company or its designee from the Collateral Account an amount of Net Cash Proceeds of Collateral constituting Trust Monies equal to the amount stated in the Officers’ Certificate.

Section 12.4. Deposit of Net Proceeds of Issuance of Additional Notes.

If at any time the Company shall issue Additional Notes in accordance with Section 3.9 of this Indenture, concurrently with the issuance of such Additional Notes, to the extent that concurrently with such issuance of Additional Notes such net proceeds (the “Additional Notes Proceeds”) are not applied as provided for in subclauses (a)(i), (a)(ii) or (a)(iii) of Section 3.9(d), the Company shall cause such Additional Notes Proceeds to be deposited in the Collateral Account and to constitute Trust Monies hereunder.

Section 12.5. Withdrawal of Trust Monies for Investment Permitted Under Sections 3.9(d), 3.11 and/or 3.14.

In the event the Company intends to reinvest Trust Monies (x) in Replacement Assets pursuant to Section 3.11, (y) in a manner permitted by clause (a)(i), (a)(ii) or (a)(iii) of Section 3.9(d) or (z) in a manner permitted by Section 3.14(a) (such clauses (x), (y) and (z), collectively, a “Permitted Use”) (the “Released Monies”), such Released Monies may be withdrawn by the Company and shall be paid by the Trustee to the Company upon receipt by the Trustee of the following:

(a) A Notice signed by the Company which shall (i) refer to this Section 12.5, and (ii) describe with particularity the Permitted Use with respect to the Released Monies;

(b) An Officers’ Certificate certifying that all conditions precedent herein to such release have been complied with;

(c) All documentation required under the TIA (including, without limitation, TIA § 314(d));

(d) If the Permitted Use involves an investment in Real Property, the Company or the appropriate Note Guarantor shall also deliver to the Trustee the following, except such deliveries shall not be required if the Real Property is a leasehold or easement and after the Company or Note Guarantor, as the case may be, exercises commercially reasonable efforts, the landlord or easement grantor does not consent to subjecting such leasehold or easement to a Mortgage:

(1) a Mortgage or an amendment to an existing Mortgage in recordable form sufficient for the Lien thereof to cover such Real Property which, if the Real Property is a leasehold or easement interest, shall include normal and customary provisions with respect thereto and evidence of the filing of all such financing statements and other instruments as may be necessary to perfect such Liens;

(2) a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of any applicable Mortgage constitutes a valid and perfected mortgage Lien on such Real Property (subject to no Liens other than Permitted Liens) in an aggregate amount not less than the then Fair Market Value of such Real Property, together with an Officers’ Certificate stating that any specific exceptions to such title insurance are Permitted Liens;

(3) in the event the Fair Market Value of the Real Property is in excess of $1.0 million, a survey with respect thereto; and

(4) evidence of payment or a closing statement indicating payments to be made by the Company or the appropriate Note Guarantor of all title premiums, recording charges, and/or transfer taxes, if any, and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject such Real Property to the Lien of any applicable Security Document to perfect such Lien;

(e) If the Permitted Use involves an investment in personal property constituting Collateral, the Company or the appropriate Note Guarantor shall deliver to the Trustee:

(1) a Security Document or an amendment to an existing Security Document and such financing statements and other instruments, if any, necessary to create and perfect the Lien of any applicable Security Document on such personal property interest; and

(2) evidence of payment or a closing statement indicating payments to be made by the Company or the appropriate Note Guarantor of all filing fees, recording charges and/or transfer taxes, if any, and other costs and expenses, including reasonable legal fees and disbursements of counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject such property to the Lien of any Security Document; and

(f) An Opinion of Counsel substantially to the effect that:

(1) all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(2) to the extent that such property constitutes Collateral, the relevant Security Documents create a Lien in favor of the Trustee on such property and, to the extent that such Lien is a security interest in any such property that may be perfected under the relevant UCC, that such security interest in such Replacement Assets is perfected.

Upon compliance with the foregoing provisions, the Trustee shall apply the Released Monies as directed and specified by the Company.

Section 12.6. Investment of Trust Monies.

All or any part of any Trust Monies held by the Trustee shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to a Company request in the form of an Officers’ Certificate, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents and the Trustee shall sell any such Cash Equivalent only upon receipt of such a Company request specifying the particular Cash Equivalent to be sold. So long as no Default or Event of Default shall have occurred and be continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Trustee shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except only for its own negligent action, its own negligent failure to act or its own willful misconduct in complying with this Section 12.6.

Section 12.7. Use of Trust Monies.

The Trustee shall apply Trust Monies to such purposes and in such manner that is not prohibited by this Indenture (including, without limitation, to the payment of the principal of, premium, and interest on, any Notes, on any Redemption Date or the Maturity Date or to the redemption thereof or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including, without limitation, pursuant to a Change of Control Offer), as the Company shall request in writing, upon receipt by the Trustee of the following:

(a) an Officers’ Certificate, dated not more than ten Business Days prior to the date of the relevant application stating

(1) that no Default or Event of Default exists unless such Default or Event of Default would be cured thereby; and

(2) that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(b) an Opinion of Counsel stating all conditions precedent herein provided for relating to such application of Trust Monies have been complied with, and that such application of Trust Monies is not prohibited by this Indenture.

Upon compliance with the foregoing provisions of this Section 12.7, the Trustee shall apply Trust Monies as directed and specified by the Company in such requests.

Such Trust Monies and any cash deposited with the Trustee for the payment of accrued interest shall not, after compliance with the foregoing provisions of this Section 12.7, be deemed to be part of the Collateral or Trust Monies.

Section 12.8. Disposition of Notes Retired.

All Notes received by the Trustee and for whose purchase Trust Monies are applied under Section 12.7 hereof, if not otherwise canceled, shall be promptly delivered to the Trustee for cancellation and disposal in accordance with the Trustee’s customary procedures.

ARTICLE XIII

COVENANTS SPECIFIC TO THE COLLATERAL

Section 13.1. Permitted Liens on Collateral.

(a) The Liens described in the definition of “Permitted Liens” shall constitute Permitted Liens in respect of Collateral so long as, in the case of Liens described below, such Liens satisfy the further qualifications and limitations set forth below:

(1) Liens of the type described in clause (3) of the definition of “Permitted Liens”; provided, however, that prior to granting any Lien securing such Purchase Money Indebtedness, the Company shall provide to the Trustee an Officers’ Certificate stating that the Lien has been, or will be, created in accordance with the terms of this Indenture, including clause (3)(c)(y) of the definition of “Permitted Liens”, and indentifying with reasonable specificity the property and assets upon which it intends to grant a Lien or Liens securing such Purchase Money Indebtedness;

(2) Liens of the type described in clause (8) of the definition of “Permitted Liens”; provided, however, that prior to granting any Lien securing such Acquired Indebtedness, the Company shall provide to the Trustee an Officers’ Certificate stating that the Lien has been, or will be, created in accordance with the terms of this Indenture and that such Acquired Indebtedness was incurred in compliance with the terms of this Indenture and designating the Collateral upon which it intends to grant a Lien or Liens securing such Acquired Indebtedness;

(3) Any Lien of the type described in clause (12) of the definition of “Permitted Liens”; provided, however, that if there exists any proceeding with respect thereto, then such proceeding shall stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(4) Any Lien of the type described in clause (13) of the definition of “Permitted Liens”; provided, however, that if there exists any proceeding with respect thereto, then such proceeding shall stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and

(5) Liens of the type described in clause (15) of the definition of “Permitted Liens”; provided, however, that the Company shall provide the Trustee with a Officers’ Certificate identifying the nature and amount of such judgment Liens.

Section 13.2. Obligations with Respect to Leases and Material Contracts.

Subject to the provisions of Section 3.14 hereof, if the Company or a Note Guarantor which owns or leases any Mortgaged Property shall enter into any written lease or sublease with respect to such Mortgaged Property, the Company or such Note Guarantor, as applicable, shall not (i) execute any assignment of any such assigned lease or sublease or of the rents or any part thereof other than pursuant to the applicable Security Document or (ii) enter into or modify any such assigned lease in any fashion which will (x) interfere in any material respect with the ordinary operation of such Mortgaged Property or (y) materially and adversely affect the value of such Mortgaged Property or the security provided by the applicable Security Document

Section 13.3. Maintenance of Mortgaged Properties.

The Company and the Notes Guarantors shall, at all times, make or cause to be made such expenditures by means of renewals, replacements, repairs, maintenance or otherwise as in the Company’s good faith judgment shall be reasonably necessary to maintain, preserve and keep the Mortgaged Properties in good working order, condition and repair (ordinary wear and tear excepted) and in a state of good operating efficiency, in each case consistent with the past practices of the Company and such Note Guarantor, and shall not commit any waste on or with respect to the Mortgaged Properties that has the effect of reducing materially the value of such Collateral or any other property of the Company or the Note Guarantors constituting Collateral.

Section 13.4. Compliance with Law.

The Company shall maintain and cause each of the Note Guarantors that owns a Mortgaged Property to maintain in full force and effect all material Permits now or hereafter required by any Authority (including, without limitation, building ordinances and codes and zoning requirements) to operate or use and occupy the Mortgaged Properties for their intended uses, except in such cases where the failure to maintain such Permits would not reasonably be expected to have a material adverse effect on the condition, use, operation or value of such Mortgaged Property.

Section 13.5. Environmental Matters.

(a) The Company shall ensure, and shall cause each of the Note Guarantors that owns a Mortgaged Property to ensure, that the condition of all Mortgaged Property is in compliance in all material respects with Environmental Laws, except where the failure to be in such compliance would not reasonably be expected to result in a material adverse effect on the condition, use, operation or value of such Mortgaged Property.

(b) The Company shall, and shall cause each of the Note Guarantors that owns a Mortgaged Property to, use commercially reasonable efforts to diligently undertake any Remedial Action required under Environmental Laws in the event of (i) any violation of any Environmental Laws or (ii) any Release on any Mortgaged Property forming part of the Collateral or owned by the Company or any Note Guarantor; provided, however, that the Company and such Note Guarantors shall have no obligations under this paragraph (b) to the extent any of them is diligently prosecuting a defense or other legal challenge to any alleged liability or requirement for Remedial Action, or except where the failure to undertake the Remedial Action would not reasonably be expected to result in a material adverse effect on the condition, use, operation or value of such Mortgaged Property.

(c) The Company and each Note Guarantor hereby undertakes, to the extent permitted by applicable law, to indemnify the Holders, as well as the Trustee, their officers, directors,

employees, agents and shareholders, and agrees to hold each of them harmless from and against any and all losses, liabilities, damages, reasonable costs, expenses and claims of any and every kind whatsoever, arising out of or related to:

(1) defending any environmental action or matter relating to any Mortgaged Property, and

(2) any cost, liability or damage arising out of the disposition or settlement of any environmental action entered into by the Trustee relating to any Mortgaged Property that may be paid or incurred by the Trustee for, with respect to or as a direct or indirect result of (a) the presence in contravention of any Environmental Law (or any order of any Authority given to the Company or such of its Restricted Subsidiaries) on or under, or the Release from such Mortgaged Property and (b) a failure on the part of the Company and the Note Guarantors to comply with any Environmental Laws.

The provisions of any undertakings and indemnifications set out in this Section 13.5 shall survive the satisfaction of the Company’s obligations under the Notes, and its release from all other obligations under this Indenture and the Security Documents. Notwithstanding the foregoing, the indemnity provided by the Company and the Note Guarantors pursuant to this Section 13.5(e) shall not apply to any liabilities or costs caused by the gross negligence, willful misconduct or bad faith of the Trustee.

Section 13.6. Event of Loss.

If there shall occur any Event of Loss or the commencement of proceedings relating to any Condemnation that constitutes an Event of Loss or that affects Mortgaged Property that has a Fair Market Value exceeding $1.0 million, the Company shall immediately notify the Trustee upon receiving notice of such Event of Loss or the commencement of such proceedings therefor.

Section 13.7. Required Insurance Policies.

The Company shall maintain in full force the insurance coverages in respect of the Collateral required by this Section 13.7 as follows:

(a) Policies to Be Maintained. The Company shall take out and maintain at all times one or more policies of insurance relating to the Collateral with financially sound and reputable insurers in amounts and to such extent and against such risks as is consistent with current practices, and in any event, as is customary in the case of businesses of a similar nature and size and operating in similar locations as the Company and the Note Guarantors.

(b) Deductibles and Multiple Insureds. Deductibles, limits and sublimits in connection with any insurance policies required under this Section 13.7 shall be for such amounts as would be purchased by a prudent Person engaged in the business of the Company and similarly situated with the Company. If any such policies insure others as well as the Company, it will contain a cross-liability or severability of interests clause.

(c) Policy Requirements.

(1) Parties Protected. The interest of the Trustee under this Indenture and as mortgagee and secured creditor in the Collateral under the Security Documents shall be noted as loss payee upon all property policies taken out by the Company and each Note Guarantor relating to the Collateral required by this Section 13.7.

Each of the said policies will contain a waiver of subrogation by the insurer against the Trustee.

(2) Notice Requirements in Policies. All insurance policies shall provide for thirty days’ prior written notice to the Trustee of cancellation, termination or material change.

(d) Company’s and Each Note Guarantor’s Obligations Concerning Insurance.

(1) Payment of Premiums. The Company and each Note Guarantor shall pay punctually all premiums payable for all insurance taken out and maintained by it.

(2) Delivery of Policies, Renewals and Amendments. The Company and each Note Guarantor shall promptly deliver to the Trustee copies of all certificates of insurance taken out by it, certified by the insurer, its authorized representative or its authorized broker in each case.

(3) Annual Certificate of Insurance. The Company and each Note Guarantor will on or before the renewal date of each policy in each year deliver to the Trustee certificates of insurance issued by each of its insurers or insurance advisor, in customary form, certifying which policies of insurance have been obtained or renewed and listing all policies in force and stating the following in respect of each such policy:

(i) the policy limits;

(ii) the insurance companies or underwriters carrying the insurance;

(iii) the effective and expiration dates of the policy; and

(iv) that the policy complies with the provisions of Section 13.7(c).

(4) Compliance with Policy Requirements. The Company and each Note Guarantor shall comply with all material requirements of all policies of insurance.

(e) No Obligation on Trustee. The Trustee makes no representation or warranty as to the sufficiency or adequacy of the insurance coverage required to be maintained pursuant to this Section 13.7. The Trustee shall have no obligation to verify any information or statement contained in any certificate or policy delivered to it.

(f) Regarding UK Restricted Subsidiaries. Notwithstanding the foregoing, the Company’s obligation to maintain insurance coverage with respect to any Collateral located in the United Kingdom shall be governed by the terms of the UK Security Agreement or any future security agreement governing such Collateral and not the foregoing provisions of this Section 13.7.

Section 13.8. Inspection.

The Company shall, and shall cause each of the Note Guarantors to, permit authorized representatives of the Trustee to visit and inspect the Collateral, and any or all books, records and documents in the possession of the Company or such Note Guarantor relating thereto and to make copies and take extracts therefrom and to visit and inspect the Collateral, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided, however, that unless an Event of Default shall have occurred and be continuing, the Trustee will not do any of the foregoing more than one time per year.

Section 13.9. Limitation on Duty of Trustee in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, or the Security Documents by the Company.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Trust Indenture Act Controls. This Indenture is subject to the provisions of the TIA that are required to be a part of this Indenture, and shall, to the extent applicable, be governed by such provisions. If any provision of this Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Indenture as so modified. If any provision of this Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Indenture. If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control. Each Note Guarantor in addition to performing its obligations under its Note Guarantee shall perform such other obligations as may be imposed upon it with respect to this Indenture under the TIA.

Section 14.2. Notices.

(a) Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company:

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

Attention: Secretary

if to the Trustee:

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Corporate Trust Administration

Facsimile: 212-815-5707

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. Notices to the Trustee shall be effective only upon receipt.

(b) Any notice or communication mailed to a registered Holder shall be mailed or delivered by an overnight delivery service to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed or delivered within the time prescribed.

(c) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

(d) In case by reason of suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification to Holders as shall be made with the approval of the Trustee, which approval shall not be unreasonably withheld, shall constitute a sufficient notification to such Holders for every purpose hereunder.

(e) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(f) Any notice or communication delivered to the Company under the provisions herein shall constitute notice to the Note Guarantors.

Section 14.3. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture (including the Note Guarantees) or the Notes. The Company, the Note Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 14.5. Statements Required in Certificate or Opinion. Each Officers’ Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving an Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

Section 14.6. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 14.7. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York City. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 14.8. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Indenture or any provision herein contained.

Section 14.9. Governing Law, etc.

(a) THIS INDENTURE (INCLUDING EACH NOTE GUARANTEE) AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INDENTURE, EACH NOTE GUARANTEE OR THE NOTES OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY LAW.

(b) The Company and each Note Guarantor hereby:

(i) agrees that any suit, action or proceeding against it arising out of or relating to this Indenture or the Notes, as the case may be, may be instituted in any Federal or state court sitting in The City of New York,

(ii) waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum,

(iii) irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding,

(iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment, and

(v) agrees that service of process by mail to the addressed specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

(c) Nothing in this Section 14.9 shall affect the right of the Trustee or any Holder of the Notes to serve process in any other manner permitted by law.

Section 14.10. No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or such Note Guarantor under the Notes (including the Note Guarantees), this Indenture or the Note Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 14.11. Successors. All agreements of the Company and the Note Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 14.12. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Indenture. One signed copy is enough to prove this Indenture. This Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 14.13. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.14. Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 14.15. Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

(a) By the execution and delivery of this Indenture, the Company and each Note Guarantor (i) acknowledges that it has irrevocably designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 (and any successor entity) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Indenture, the Notes, the Note Guarantees and the Security Documents that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan or brought under Federal or state securities laws, and acknowledges that CT Corporation System has accepted such designation, (ii) irrevocably submits to the jurisdiction of any such court in any such suit or proceeding and (iii) agrees that service of process upon CT Corporation System and written notice of said service to the Company in accordance with this Section 14.15 shall be deemed in every respect effective service of process upon the Company or any Note Guarantor, if any, in any such suit or proceeding. The Company and each Note Guarantor further agrees to take any and all such action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this Indenture shall be in full force and effect or any of the Notes shall be outstanding; provided, however, that the Company or any Note Guarantor may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 14.15 that (i) maintains an office located in the Borough of Manhattan, The City of New York, the State of New York, (ii) is a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 14.15. Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, the State of New York.

(b) To the extent that the Company or any Note Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under each of this Indenture, the Notes, the Note Guarantees and the Security Documents. In addition, the Company and each Note Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-mentioned courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue for such suit is improper, or that this Indenture, the Notes, the Note Guarantees or the Security Documents or the subject matter hereof or thereof may not be enforced in such courts.

(c) The Company and the Note Guarantors agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 14.15 shall affect the right of the Trustee to serve legal process in any other manner permitted by law or affect the right of the Trustee to bring any action or proceeding against the Company or any Note Guarantor or its property in the courts of any other jurisdictions.

Section 14.16. Currency of Account; Conversion of Currency; Foreign Exchange Restrictions.

(a) U.S. Legal Tender are the sole currency of account and payment for all sums payable by the Company and the Note Guarantors under or in connection with the Notes, the Note Guarantees or this Indenture, including damages related thereto. Any amount received or recovered in a currency other than U.S. Legal Tender by a Holder (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the U.S. Legal Tender amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. Legal Tender amount is less than the U.S. Legal Tender amount expressed to be due to the recipient under the Notes, the Company shall indemnify it against any loss sustained by it as a result as set forth in Section 14.16(b). In any event, the Company and the Note Guarantors shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 14.16, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of U.S. Legal Tender been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. Legal Tender on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). The indemnities set forth in this Section 14.16 constitute separate and independent obligations from other obligations of the Company and the Note Guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of the Notes and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Notes.

(b) The Company and the Note Guarantors, jointly and severally, covenant and agree that the following provisions shall apply to conversion of currency in the case of the Notes, the Note Guarantees and this Indenture:

(1) (A) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine).

(B) If there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company and the Note Guarantors will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.

(2) In the event of the winding-up of the Company or any Note Guarantor at any time while any amount or damages owing under the Notes, the Note Guarantees and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company and the Note Guarantors shall indemnify and hold the Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (i) the date as of which the U.S. Dollar Equivalent of the amount due or contingently due under the Notes, the Note Guarantees and this Indenture (other than under this subsection (b)(2)) is calculated for the purposes of such winding-up and (ii) the final date for the filing of proofs of claim in such winding-up. For the purpose of this subsection (b)(2), the final date for the filing of proofs of claim in the winding-up of the Company or any Note Guarantor shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company or such Note Guarantor may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

(c) The obligations contained in subsections (a), (b)(1)(B) and (b)(2) of this Section 14.16 shall constitute separate and independent obligations from the other obligations of the Company and the Note Guarantors under this Indenture, shall give rise to separate and independent causes of action against the Company and the Note Guarantors, shall apply irrespective of any waiver or extension granted by any Holder or the Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company or any Note Guarantor for a liquidated sum in respect of amounts due hereunder (other than under subsection (b)(2) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company or any Note Guarantor or the liquidator or otherwise or any of them. In the case of subsection (b)(2) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.

(d) The term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b)(1) and (b)(2) above and includes any premiums and costs of exchange payable.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

CONSTAR INTERNATIONAL INC.

By:	/s/ WILLIAM S. RYMER
Name:
Title:

CONSTAR, INC., as Note Guarantor

By:	/s/ WILLIAM S. RYMER
Name:
Title:

BFF INC., as Note Guarantor

By:	/s/ WILLIAM S. RYMER
Name:
Title:

DT, INC., as Note Guarantor

By:	/s/ WILLIAM S. RYMER
Name:
Title:

CONSTAR FOREIGN HOLDINGS, INC., as Note Guarantor

By:	/s/ WILLIAM S. RYMER
Name:
Title:

CONSTAR INTERNATIONAL U.K. LIMITED, as Note Guarantor

By:	/s/ FRANK EDWARD GREGORY
Name: Frank Edward Gregory
Title: VP European Operations

THE BANK OF NEW YORK, as Trustee

By:	/s/ JOSEPH A. LLORET
Name: Joseph A. Lloret
Title: Assistant Treasurer

EXHIBIT A-1

FORM OF NOTE

[Include the following legend for Global Notes only:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER: (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) IN A

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TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER, IF THE ISSUER SO REQUESTS, THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE GOVERNING THIS SECURITY CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING.

FORM OF FACE OF NOTE

No. [ ]	Principal Amount $[ ]

[If the Note is a Global Note include the following two lines:
as revised by the Schedule of Increases and Decreases in Global Note attached hereto]

CUSIP NO.

Constar International Inc., a Delaware corporation, promises to pay to [                    ], or registered assigns, the principal sum of [                    ] Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on February 15, 2012.

Interest Payment Dates: February 15, May 15, August 15 and November 15

Record Dates: February 1, May 1, August 1 and November 1

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Additional provisions of this Note are set forth on the other side of this Note.

CONSTAR INTERNATIONAL INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:	Date:
Authorized Signatory

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FORM OF REVERSE SIDE OF NOTE

Senior Secured Floating Rate Notes due 2012

1.	Interest

Constar International Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, the “Company”), for value received, promises to pay interest on the principal amount of this Note at a rate per annum, reset quarterly, equal to LIBOR plus 3.375% as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest will be payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on May 15, 2005. The Company will pay interest to those Persons who were holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the applicable interest payment date. The Notes will bear interest from the Issue Date or, if interest has already been paid, from the date it was most recently paid.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Note Guarantors and the holders of the Notes.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate of 1.0% per annum in excess of the rate shown on this Note, as provided in the Indenture.

2.	Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest

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Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) at the office or agent of the Paying Agent in New York City unless the Company elects to make interest payments by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent, Calculation Agent and Registrar

Initially, The Bank of New York (the “Trustee”) will act as Trustee, Paying Agent, Calculation Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar, co-Registrar or Calculation Agent without notice to any Holder. The Company or any Note Guarantor may act as Paying Agent, Registrar or co-Registrar. The Company or any Note Guarantor may not act as Calculation Agent.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of February 11, 2005 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company, the Note Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes. All Notes will be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Restricted Subsidiaries to: Incur Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Restricted Subsidiaries’ assets.

To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when

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and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Constar, Inc., BFF Inc., DT, Inc., Constar International U.K. Limited and Constar Foreign Holdings, Inc. have unconditionally guaranteed (and certain future Domestic Restricted Subsidiaries will unconditionally guarantee), jointly and severally, such obligations pursuant to the terms of the Indenture. Each Note Guarantee will be subject to release as provided in the Indenture. The obligations of each Note Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

5.	Redemption

(a) Except as stated below, the Company may not redeem the Notes prior to February 15, 2007. The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after February 15, 2007, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on February 15 of any year set forth below:

Year	Percentage
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

(b) At any time, or from time to time, on or prior to February 15, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued up to that time at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes issued up to that time (including Additional Notes, if any) remains outstanding; and

(2) the Company shall make such redemption not more than 90 days after the consummation of such Equity Offering.

“Equity Offering” means a primary sale by the Company of Qualified Capital Stock of the Company to Persons who are not Subsidiaries of the Company, other than pursuant to a registration statement filed on Form S-8 or in connection with the exercise of options by employees of the Company or its Subsidiaries.

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(c) In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

6.	Repurchase Provisions

(a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest through the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Offer Notice. As more fully described in the Indenture, the Change of Control Offer Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law.

(b) The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal amount thereof, plus accrued interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

(c) The Indenture imposes certain obligations on the Company and in the case of an Event of Loss. In the event that Net Loss Proceeds from an Event of Loss or Events of Loss exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Loss Proceeds Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal amount thereof, plus accrued interest (if any) to the Loss Proceeds Offer Payment Date, as more fully set forth in the Indenture.

7.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $1,000 and any integral multiple thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

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8.	Persons Deemed Owners

The registered holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the Commission in connection with qualifying the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Holder, or to provide for the issuance of Additional Notes.

12.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal

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amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or such Note Guarantor under the Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

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18.	Registration Rights.

The Holder of this Note is entitled to the benefits of the Registration Rights Agreement. In accordance with the terms of the Registration Rights Agreement, the Holder of this Note may be entitled to Registration Default Damages to the extent and in the manner set forth in the Registration Rights Agreement.

19.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

Attention: Secretary

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably                                                   appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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[To be attached to Global Notes only:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian
]

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.8, 3.11 or 3.14 of the Indenture, check the appropriate box:

☐    3.8             ☐    3.11             ☐    3.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.8, 3.11 or 3.14 of the Indenture, state the principal amount (which must be an integral multiple of $1,000) that you want to have purchased by the Company: $

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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EXHIBIT A-2

FORM OF NOTE

[Include the following legend for Global Notes only:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

FORM OF FACE OF NOTE

No. [ ]	Principal Amount $[ ]

[If the Note is a Global Note include the following two lines:

as revised by the Schedule of Increases and

Decreases in Global Note attached hereto]

CUSIP NO.

Constar International Inc., a Delaware corporation, promises to pay to [                    ], or registered assigns, the principal sum of [                                    ] Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on February 15, 2012.

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Interest Payment Dates: February 15, May 15, August 15 and November 15

Record Dates: February 1, May 1, August 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

CONSTAR INTERNATIONAL INC.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:	Date:
Authorized Signatory

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FORM OF REVERSE SIDE OF NOTE

Senior Secured Floating Rate Notes due 2012

1.	Interest

Constar International Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, the “Company”), for value received, promises to pay interest on the principal amount of this Note at a rate per annum, reset quarterly, equal to LIBOR plus 3.375% as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest will be payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on May 15, 2005. The Company will pay interest to those Persons who were holders of record on the February 1, May 1, August 1 and November 1 immediately preceding the applicable interest payment date. The Notes will bear interest from the Issue Date or, if interest has already been paid, from the date it was most recently paid.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Note Guarantors and the holders of the Notes.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate of 1.0% per annum in excess of the rate shown on this Note, as provided in the Indenture.

2.	Method of Payment

Prior to 10:00 a.m. New York City time on the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the

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close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in U.S. Legal Tender.

Payments in respect of Notes represented by a Global Note (including principal and interest) will be made by the transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Certificated Note (including principal and interest) at the office or agent of the Paying Agent in New York City unless the Company elects to make interest payments by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $5,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent, Calculation Agent and Registrar

Initially, The Bank of New York (the “Trustee”) will act as Trustee, Paying Agent, Calculation Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar, co-Registrar or Calculation Agent without notice to any Holder. The Company or any Note Guarantor may act as Paying Agent, Registrar or co-Registrar. The Company or any Note Guarantor may not act as Calculation Agent.

4.	Indenture

The Company issued the Notes under an Indenture, dated as of February 11, 2005 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company, the Note Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes. All Notes will be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Restricted Subsidiaries to: Incur Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Restricted Subsidiaries’ assets.

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To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Constar, Inc., BFF Inc., DT, Inc., Constar International U.K. Limited and Constar Foreign Holdings, Inc. have unconditionally guaranteed (and certain future Domestic Restricted Subsidiaries will unconditionally guarantee), jointly and severally, such obligations pursuant to the terms of the Indenture. Each Note Guarantee will be subject to release as provided in the Indenture. The obligations of each Note Guarantor in respect of its Note Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Note Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

5.	Redemption

(a) Except as stated below, the Company may not redeem the Notes prior to February 15, 2007. The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after February 15, 2007, at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on February 15 of any year set forth below:

Year	Percentage
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

(b) At any time, or from time to time, on or prior to February 15, 2007, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued up to that time at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes issued up to that time (including Additional Notes, if any) remains outstanding; and

(2) the Company shall make such redemption not more than 90 days after the consummation of such Equity Offering.

“Equity Offering” means a primary sale by the Company of Qualified Capital Stock of the Company to Persons who are not Subsidiaries of the Company, other than pursuant to a registration

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statement filed on Form S-8 or in connection with the exercise of options by employees of the Company or its Subsidiaries.

(c) In the case of any partial redemption, selection of the Notes for redemption will be made in accordance with Article V of the Indenture. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

6.	Repurchase Provisions

(a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest through the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Offer Notice. As more fully described in the Indenture, the Change of Control Offer Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law.

(b) The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal amount thereof, plus accrued interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

(c) The Indenture imposes certain obligations on the Company and in the case of an Event of Loss. In the event that Net Loss Proceeds from an Event of Loss or Events of Loss exceed certain amounts and are not applied as specified in the Indenture, the Company will be required to make an Loss Proceeds Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal amount thereof, plus accrued interest (if any) to the Loss Proceeds Offer Payment Date, as more fully set forth in the Indenture.

7.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in denominations of principal amount of $1,000 and any integral multiple thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before

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the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

8.	Persons Deemed Owners

The registered holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Supplement, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add guarantees with respect to the Notes or to secure the Notes, or to add additional covenants or surrender rights and powers conferred on the Company, or to comply with any request of the Commission in connection with qualifying the Indenture under the TIA, or to make any change that does not adversely affect the rights of any Holder, or to provide for the issuance of Additional Notes.

12.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

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Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or such Note Guarantor under the Notes, the Indenture or any Note Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP and ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

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18.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Constar International Inc.

One Crown Way

Philadelphia, PA 19154-4599

Attention: Secretary

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint                                                               agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

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[To be attached to Global Notes only:

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.8, 3.11 or 3.14 of the Indenture, check the appropriate box:

☐	3.8	☐	3.11	☐	3.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.8, 3.11 or 3.14 of the Indenture, state the principal amount (which must be an integral multiple of $1,000) that you want to have purchased by the Company: $

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

A-2-12

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE FOR ADDITIONAL NOTE GUARANTEES

This Supplemental Indenture, dated as of [                    ] (this “Supplemental Indenture”), between [name of Additional Note Guarantor], a [                    ] (the “New Note Guarantor”), Constar International Inc., a Delaware corporation (together with its successors and assigns, the “Company”), each other Note Guarantor under the Indenture referred to below, and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of February 11, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Senior Secured Floating Rate Notes due 2012 of the Company (the “Notes”);

WHEREAS, to Section 11.6 of the Indenture provides that the Company is required to cause each Domestic Restricted Subsidiary and UK Restricted Subsidiary created or acquired by the Company to execute and deliver to the Trustee an Additional Note Guarantee pursuant to which such Domestic Restricted Subsidiary or UK Restricted Subsidiary will unconditionally guarantee, jointly and severally with the other Note Guarantors, the Company’s full and prompt payment of the Obligations (as defined in the Indenture) in respect of the Indenture and the Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Company and the existing Note Guarantors are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Note Guarantor, the Company, each other Note Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to Be Bound. The New Note Guarantor hereby becomes a party to the Indenture as a Note Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Note Guarantor under the Indenture. The New Note Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a

Note Guarantor and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

Section 2.2. Guarantee. The New Note Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Note Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, all as more fully set forth in Article XI of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the New Note Guarantor.

Section 3.2. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3. Governing Law, etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 14.8 of the Indenture.

Section 3.4. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6. Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7. Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CONSTAR INTERNATIONAL INC.

By:
Name:
Title:

[NAME OF NEW NOTE GUARANTOR], as a Note Guarantor

By:
Name:
Title:

[Complete the following signature block for each existing Note Guarantor:]

[NAME OF NOTE GUARANTOR], as a Note Guarantor

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By:
Name:
Title:

EXHIBIT C

RECONCILIATION AND TIE BETWEEN

THE TRUST INDENTURE ACT OF 1939 AND THE INDENTURE

Trust Indenture Act Section		Indenture Section
§ 310	(a)	7.10
	(b)	7.10
	(c)	Not Applicable
§ 311	(a)	7.11
	(b)	7.11
	(c)	Not Applicable
§ 312	(a)	2.5
	(b)	13.3
	(c)	13.3
§ 313		7.6
§ 314	(a)	3.18
	(b)	Not Applicable
	(c) (1)	14.4(1)
	(c) (2)	14.4(2)
	(c) (3)	Not Applicable
	(d)	Not Applicable
	(e)	14.5
§ 315	(a)	7.1(b)
	(b)	7.5
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	7.1(f), 7.1(i)
§ 316	(a) (1) (A)	6.5
	(a) (1) (B)	6.4
	(a) (2)	Not Applicable
	(b)	6.6, 6.7
	(c)	9.4(b)
§ 317	(a) (1)	6.8
	(a) (2)	6.9
	(b)	2.4
§ 318	(a)	1.2

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NOTE:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

B-2

EXHIBIT D-1

FORM OF REGULATION S CERTIFICATE

                    ,

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Corporate Trust Administration

Re:	Constar International Inc. (the “Company”)
Senior Secured Floating Rate Notes due 2012 (the “Notes”)

Dear Sirs:

This letter relates to U.S. $              principal amount of Notes represented by a certificate (the “Legended Certificate”) which bears a legend outlining restrictions upon transfer of such Legended Certificate. Pursuant to Section 2.1 of the Indenture (the “Indenture”) dated as of February 11, 2005 relating to the Notes, we hereby certify that we are (or we will hold such securities on behalf of) a person outside the United States to whom the Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S).

Very truly yours,

[Name of Holder]

By:
Authorized Signature

D-1-1

EXHIBIT D-2

CERTIFICATE TO BE DELIVERED

UPON EXCHANGE OR REGISTRATION OF TRANSFER OF NOTES

                    ,

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Corporate Trust Administration

Re:	Constar International Inc. (the “Company”)
Senior Secured Floating Rate Notes due 2012 (the “Notes”)

Dear Sirs:

This Certificate relates to $              principal amount of Notes held in *     book-entry or *      certificated form by                     (the “Transferor”).

The Transferor:*

☐ has requested the Trustee by written order to deliver in exchange for its beneficial interest in the Global Note held by the Depositary a Note or Notes in certificated, registered form of authorized denominations in an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above); or

☐ has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that Transferor is familiar with the Indenture relating to the above captioned Notes and as provided in Section 2.6 of such Indenture, the transfer of this Note does not require registration under the Securities Act (as defined below) because:*

*	Check applicable box

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☐ Such Note is being acquired for the Transferor’s own account, without transfer.

☐ Such Note is being transferred to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) in reliance on Rule 144A.

☐ Such Note is being transferred to an “Accredited Investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in accordance with Regulation D under the Securities Act.

☐ Such Note is being transferred pursuant to an exemption from registration in accordance with Regulation S under the Securities Act.

☐ Such Note is being transferred in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act.

☐ Such Note is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act, other than Rule 144A, 144 or Rule 904 under the Securities Act. An Opinion of Counsel to the effect that such transfer does not require registration under the Securities Act accompanies this Certificate.

Very truly yours,

[INSERT NAME OF TRANSFEROR]

By:
Name:
Title

Date:

D-2-2

EXHIBIT E

FORM OF CERTIFICATE TO BE

DELIVERED IN CONNECTION WITH

TRANSFERS TO NON QIB ACCREDITED INVESTORS

                    ,

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Corporate Trust Administration

Re:	Constar International Inc. (the “Company”)
Senior Secured Floating Rate Notes due 2012 (the “Notes”)

Dear Sirs:

In connection with our proposed purchase of Senior Secured Floating Rate Notes due 2012 (the “Notes”) of the Company, we confirm that:

1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of February 11, 2005 relating to the Notes (the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within two years after the original issuance of the Notes, we will do so only (A) to the Company or any Subsidiary thereof, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) (F) in accordance with another exemption from the registration requirements of the Securities, or (G) pursuant to an effective registration statement under the Securities Act, and we further

E-1

agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3. We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Securities and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer of sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Transferee)

By:
Authorized Signature

E-2

EXHIBIT F

FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S

                    ,

The Bank of New York

101 Barclay Street

New York, New York 10286

Attention: Corporate Trust Administration

Re:	Constar International Inc. (the “Company”)
Senior Secured Floating Rate Notes due 2012 (the “Notes”)

Dear Sirs:

In connection with our proposed sale of $             aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended, and, accordingly, we represent that:

(1) the offer of the Securities was not made to a person in the United States;

(2) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States;

(3) no directed selling efforts have been made by us in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933.

F-1

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

F-2

EXHIBIT G

FORM OF GUARANTEE

Each of the undersigned (the “Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in the Indenture dated as of February 11, 2005 by and among Constar International Inc., a Delaware corporation, as issuer (the “Company”), the Guarantors and The Bank of New York, as Trustee (as amended, restated or supplemented from time to time, the “Indenture”), and subject to the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, and interest on the Notes, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in Article XI of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

The obligations of the Guarantors to the Noteholders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article XI of the Indenture, and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder to which this Guarantee is endorsed, by accepting such Note, agrees to and shall be bound by such provisions.

[Signatures on Following Pages]

IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be signed by a duly authorized officer.

CONSTAR INC.,

By:
Name:
Title:

BFF INC.,

By:
Name:
Title:

DT, INC.,

By:
Name:
Title:

CONSTAR FOREIGN HOLDINGS, INC.,

By:
Name:
Title:

CONSTAR INTERNATIONAL U.K. LIMITED

By:
Name:
Title:

EXHIBIT H

Form of Mortgage

H-1

Schedule I - Mortgaged Property

The following Real Properties are owned properties:

1700 Western Drive, West Chicago, Illinois

5111 Phillip Lee Drive, Atlanta, Georgia

5375 Drake Drive, Atlanta, Georgia

1801 Clark Road, Havre de Grace, Maryland

Sherburn, England

The following Real Properties are comprised of both owned and leased portions of property and this Schedule I only relates to the owned portions:

89 Eastly Street, Collierville, Tennessee

4915 Hovis Road, Charlotte, North Carolina

350 Old Bay Lane, Havre de Grace, Maryland

573 West 10th Avenue, Reserve, Louisiana

595 Industrial Drive, Jackson, Mississippi

Schedule II - Leased Real Property

The following Real Properties are leased properties:

One Crown Way, Philadelphia, Pennsylvania

11535 South Central Avenue, Alsip, Illinois

5095 Phillip Lee Drive, Atlanta, Georgia

120 Oxmoor Road, Birmingham, Alabama

1531 Tar Heel Road, Charlotte, North Carolina

460 Inglis Road, Cheraw, South Carolina

2210 St. Germain, Dallas, Texas

1421 Cockrell Hill Road, Dallas, Texas

8705 City Park Loop, Building 8, Houston, Texas

595 Industrial Drive, Jackson, Mississippi

825 Armourdale Parkway, Kansas City, Kansas

815, 825, 845 and 901 Armourdale Parkway, Kansas City, Kansas

610 O’Neill Drive, Hebron, Ohio

901 West Landstreet Road, Orlando, Florida

7400, 7500 and 7550 South Orange Avenue, Orlando, Florida

5995 West Amelia Earhart Drive, Salt Lake City, Utah

1700 Western Drive, West Chicago, Illinois

5111 Phillip Lee Drive, Atlanta, Georgia

5375 Drake Drive, Atlanta, Georgia

1801 Clark Road, Havre de Grace, Maryland

Sherburn, England

The following Real Properties are comprised of both owned and leased portions of property and this Schedule II only relates to the leased portions:

89 Eastly Street, Collierville, Tennessee

4915 Hovis Road, Charlotte, North Carolina

350 Old Bay Lane, Havre de Grace, Maryland

573 West 10th Avenue, Reserve, Louisiana

595 Industrial Drive, Jackson, Mississippi